SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    AMENDMENT NO. 1



                                          TO


                                     FORM 10

                   General Form for Registration of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934

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                                MT Investors Inc.
             (Exact name of registrant as specified in its charter)


                 Delaware                            13-3668641
     (State or other jurisdiction of     (I.R.S. Employer Identification No.)
      incorporation or organization)

                                  Im Langacher
                                 P.O. Box MT-100
                         CH 8608 Greifensee, Switzerland
                    (Address of principal executive offices)
                                 41-1-944-22-11
              (Registrant's telephone number, including area code)
             -----------------------------------------------------
     Securities to be registered pursuant to Section 12(b) of the Act: NONE

        Securities to be registered pursuant to Section 12(g) of the Act:

                 Class A Common Stock, par value $.01 per share
             -----------------------------------------------------
                                (Title of class)


                 Class C Common Stock, par value $.01 per share
             -----------------------------------------------------
                                (Title of class)


                                MT INVESTORS INC.

                        REGISTRATION STATEMENT ON FORM 10

                                      INDEX
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                                                                      PAGE
ITEM 1.  BUSINESS.......................................................1
ITEM 2.  FINANCIAL INFORMATION.........................................12
ITEM 3.  PROPERTIES....................................................26
ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
           MANAGEMENT..................................................27
ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS OF THE
           REGISTRANT..................................................28
ITEM 6.  EXECUTIVE COMPENSATION........................................30
ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................32
ITEM 8.  LEGAL PROCEEDINGS.............................................33
ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
           COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...............33
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.......................34
ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
           REGISTERED..................................................35
ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................36
ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA...................37
ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
           ACCOUNTING AND FINANCIAL DISCLOSURE.........................37
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.............................37
SIGNATURES    .........................................................38


          The "Company" or "Mettler-Toledo" as used herein means the Registrant's indirectly wholly owned subsidiary Mettler-Toledo, Inc. and its subsidiaries, after giving effect to the acquisition of the Mettler-Toledo Group on October 15, 1996. The Registrant has no material assets, liabilities or operations other than those that result from its ownership of 100% of the outstanding common stock of Mettler-Toledo Holding Inc., the parent of Mettler-Toledo, Inc.

          Mettler-Toledo[R], Mettler[R], Ingold[R], Garvens[R],
Ohaus[R], and DigiTol[R] are registered trademarks of the Company and Brickstone[TM], Spider[TM], Mentor SC[TM], MultiRange[TM] and
TRUCKMATE[TM] are trademarks of the Company.

ITEM 1.  BUSINESS

GENERAL


          Mettler-Toledo is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company focuses on the high value-added segments of the weighing instruments market by providing solutions for specific applications. The Company also manufactures and sells certain related laboratory measurement instruments, with one of the top three market positions worldwide in titrators, thermal analysis systems, pH meters, and lab reactors. Mettler-Toledo services a worldwide customer base, with 1996 net sales of $849 million, which were derived 50% in Europe, 39% in North and South America and 11% in Asia and other markets. For additional financial information by geographic segment, see Note 20 to the Audited Consolidated Financial Statements included elsewhere in this Registration Statement (the "Audited Consolidated Financial Statements"). The Company has a global manufacturing presence, with manufacturing facilities in Europe, the United States and Asia.


          Mettler-Toledo is the only company to offer weighing products for laboratory, industrial and food retailing applications throughout the world. The Company believes that in 1996, the global market for weighing instruments for laboratory, industrial and food retailing applications was approximately $4.5 billion and that the Company held a market share more than two times greater than its nearest competitor. The Company believes that in 1996, it had an approximate 40% market share of the global market for laboratory balances, including the largest market share in each of Europe, the United States and Asia (excluding Japan), and one of the three leading positions in Japan. In the industrial and food retailing market, the Company believes it has the largest market share in Europe and in the United States. In Asia, the Company has a substantial, rapidly growing industrial and food retailing business supported by its established manufacturing presence in China. The Company attributes its worldwide market leadership position to its brand recognition, its leadership in technological innovation, its comprehensive product range, its global sales and service organization, its large installed base of weighing instruments and the diversity of its revenue base.

HISTORY

          The Company traces its roots to the invention of the single-pan analytical balance by Dr. Erhard Mettler and the formation of Mettler Instrumente AG ("Mettler") in 1945. During the 1970s and 1980s, Mettler expanded from laboratory balances into industrial and food retailing products, and it introduced the first fully electronic precision balance in 1973. The Toledo Scale Company ("Toledo Scale") was founded in 1901 and developed a leading market position in the industrial weighing market in the United States. During the 1970s, Toledo Scale expanded into the food retailing market. In 1981, Toledo Scale set up a joint venture in Changzhou, China, which gave it early access to the large potential Chinese weighing market. Following the 1989 acquisition of Toledo Scale by Mettler, the name of the Company was changed to Mettler-Toledo to reflect the combined strengths of the two companies and to capitalize on their historic reputations for quality and innovation. During the past 15 years, the Company has grown through other acquisitions that complemented existing geographic markets and product lines. In 1986, Mettler acquired the Ingold Group of companies, manufacturers of electrodes, and Garvens Kontrollwaagen AG, a maker of dynamic checkweighers. Toledo Scale acquired Hi-Speed Checkweigher Co., Inc. in 1981. In 1990, the Company acquired Ohaus Corporation, a manufacturer of laboratory balances.


          The Registrant was incorporated in December 1991. It was recapitalized in connection with the October 15, 1996 acquisition (the "Acquisition") of the Mettler-Toledo Group from Ciba-Geigy AG ("Ciba"). See Note 1 to the Audited Consolidated Financial Statements for further information with respect to the Acquisition. The Company is a wholly owned subsidiary of Mettler-Toledo Holding Inc.


          On May 30, 1997, the Company purchased Safeline Limited, the world's leading supplier of metal detection systems for companies who produce and package goods in the food, pharmaceutical, cosmetics and other industries. See Item 1, "Business - Recent Developments."


PRODUCTS

     Laboratory

          The Company manufactures and markets a complete range of laboratory balances, as well as other selected laboratory measurement instruments, such as titrators, thermal analysis systems, pH meters and lab reactors, for laboratory applications in research and development, quality assurance, production and education. Laboratory products accounted for approximately 40% of the Company's net sales in 1996 (including revenues from related after-sale service). The Company believes that it has an approximate 40% share of the global market for laboratory balances and is among the top three worldwide producers of titrators, thermal analysis systems, pH meters and lab reactors. The Company believes it has the leading market share for laboratory balances in Europe, the United States and Asia (excluding Japan) and one of the three leading positions in Japan.

          Balances. The balance is the most common piece of equipment in the laboratory. The Company believes that it sells the highest performance laboratory balances available on the market, with weighing ranges up to 32 kilograms and down to one ten-millionth of a gram. The Mettler-Toledo name is identified worldwide with accuracy, reliability and innovation. The Company's brand name is so well recognized that laboratory balances are often referred to as "Mettlers." This reputation, in management's judgment, constitutes one of the Company's principal competitive strengths.

          In order to cover a wide range of customer needs and price points, Mettler-Toledo markets precision balances, analytical and semimicrobalances, microbalances and ultramicrobalances in three principal product tiers offering different levels of functionality. High-end balances provide maximum automation of calibration, application support and additional functions. Mid-level balances provide a more limited but still extensive set of automated features and software applications, while basic level balances provide simple operations and a limited feature set. The Company also manufactures mass comparators, which are used by weights and measures regulators as well as laboratories to ensure the accuracy of reference weights. Due to the wide range of functions and features offered by the Company's products, prices vary significantly. A typical mid-range precision balance is priced at approximately $2,500 and a typical microbalance is priced at approximately $14,000.

          The Company regularly introduces new features and updated models in its lines of balances. For example, the Company's DeltaRange models permit weighing of light and heavy samples on the same balance without the need for difficult adjustments, a function particularly useful in dispensing and formula weighing. High-end balances are equipped with fully automatic calibration technology. These balances are carefully calibrated many times in controlled environments, with the results of the calibrations incorporated into built-in software, so that adjustments to ambient temperature and humidity can automatically be made at any time. The Company also offers universal interfaces that offer simultaneous connection of up to five peripheral devices. The customer can then interface one balance with, for example, a computer for further processing of weighing data, a printer for automatically printing results and a bar-code reader for sample identification.

          In addition to Mettler-Toledo brand products, the Company also manufactures and sells balances under the brand name "Ohaus." Ohaus brand products include triple-beam balances, strain gauge balances and electronic balances for the educational market and other markets in which customers are interested in lower cost, a more limited set of features and less comprehensive service.

          Titrators. Titrators measure the chemical composition of samples. The Company's high-end titrators are multi-tasking models, which can perform two determinations simultaneously. They permit high sample throughputs and have extensive expansion capability and flexibility in calculations, functions and parameters. Lower-range models permit common determinations to be stored in a database for frequent use. Titrators are used heavily in the food and beverage industry. A typical titrator is priced at approximately $12,000.

          Thermal Analysis Systems. Thermal analysis systems measure different properties, such as weight, dimension and energy flow, at varying temperatures. The Company's thermal analysis products include full computer integration and a significant amount of proprietary software. Thermal analysis systems are used primarily in the plastics and polymer industries. A typical thermal analysis system is priced at approximately $50,000.

          pH Meters. A pH meter measures acidity in a laboratory sample and is the second most widely used measurement instrument in the laboratory, after the balance. The Company manufactures desktop models and portable models. Desktop models are microprocessor-based instruments, offering a wide range of features and self-diagnostic functions. Portable models are waterproof, ultrasonically welded and ergonomically designed, and permit later downloading of data to a computer or printer using an interface kit and custom software. PH meters are used in a wide range of industries. A typical pH meter is priced at approximately $1,200.

          Lab Reactors and Reaction Calorimeters. Lab reactors and reaction calorimeters are used to simulate an entire chemical manufacturing process in the laboratory before proceeding to production, in order to ensure the safety and feasibility of the process. The Company's products are fully computer-integrated, with a significant software component, and offer wide flexibility in the structuring of experimental processes. Lab reactors and reaction calorimeters are typically used in the chemical and pharmaceutical industries. A typical lab reactor is priced at approximately $140,000.

          Electrodes. The Company manufactures electrodes for use in a variety of laboratory instruments and in-line process applications. Laboratory electrodes are consumable goods used in pH meters and titrators, which may be replaced many times during the life of the instrument. In-line process electrodes are used to monitor production processes, for example, in the beverage industry. A typical in-line process electrode is priced at approximately $1,600.

          Other Instruments. The Company sells density and refractometry instruments, which measure chemical concentrations in solutions. These instruments are sourced through a marketing joint venture with a third-party manufacturer, but are sold under the Mettler-Toledo brand name. In addition, the Company manufactures and sells moisture analyzers, which precisely determine the moisture content of a sample by utilizing an infrared dryer to evaporate moisture.

     Industrial and Food Retailing

          Weighing is one of the most broadly used measurement techniques in industry and food retailing. The Company's industrial and food retailing weighing and related products include bench and floor scales for standard industrial applications, truck and railcar scales for heavy industrial applications, checkweighers (which determine the weight of goods in motion), scales for use in food retailing establishments and specialized software systems for industrial processes. Increasingly, many of the Company's industrial and food retailing products can integrate weighing data into process controls and information systems. The Company's industrial and food retailing products are also sold to original equipment manufacturers ("OEMs"), which incorporate the Company's products into larger process solutions and comprehensive food retailing checkout systems. At the same time, the Company's products themselves include significant software content and additional functions including networking, printing and labeling capabilities, and the incorporation of other measuring technologies such as dimensioning. The Company works with customer segments to create specific solutions to their weighing needs. The Company has also recently worked closely with the leading manufacturer of postal meters to develop a new generation of postal metering systems.

          Industrial and food retailing products accounted for approximately 60% of the Company's net sales in 1996 (including revenues from related after-sale service). The Company believes that it has the leading position in industrial and food retailing sales in Europe and in the United States. In Asia, the Company has a substantial, rapidly growing industrial and food retailing business supported by established manufacturing capabilities in China. The Company believes that it is the only company with a true global presence across industrial and food retailing weighing applications.

          Standard Industrial Products. The Company offers a complete line of standard industrial scales, such as bench scales and floor scales, for weighing loads from a few grams to loads of several thousand kilograms in applications ranging from measuring materials in chemical production to weighing mail and packages. Product lines include the "Spider" range of scales, often used in receiving and shipping departments in counting applications; "TrimWeigh" scales, which determine whether an item falls within a specified weight range, and are used primarily in the food industry; "Mentor SC" scales, for counting parts; and precision scales for formulating and mixing ingredients. The Company's "MultiRange" products include standardized software which uses the weight data obtained to calculate other parameters, such as price or number of pieces. The modular design of these products facilitates the integration of the Company's weighing equipment into a computer system performing other functions, like inventory control or batch management. Prices vary significantly with the size and functions of the scale, generally ranging from $1,000 to $20,000.

          Heavy Industrial Products. The Company's primary heavy industrial products are scales for weighing trucks or railcars (i.e., weighing bulk goods as they enter a factory or at a toll station). The Company's truck scales, such as the "DIGITOL TRUCKMATE," generally have digital load cells, which offer significant advantages in serviceability over analog load cells. Heavy industrial scales are capable of measuring weights up to 500 tons and permit accurate weighing under extreme environmental conditions. The Company also offers advanced computer software that can be used with its heavy industrial scales to permit a broad range of applications. Truck sales prices generally range from $25,000 to $50,000.

          Dynamic Checkweighing. The Company offers solutions to checkweighing requirements in the food, pharmaceutical, chemical and cosmetic industries, where accurate filling of packages is required, and in the transportation and package delivery industries, where tariffs are levied based on weight. Customizable software applications utilize the information generated by checkweighing hardware to find production flaws, packaging and labeling errors and nonuniform products, as well as to sort rejects and record the results. Mettler-Toledo checkweighing equipment can accurately determine weight in dynamic applications at speeds of up to several hundred units per minute. Checkweighers generally range in price from $8,000 to $40,000.

          Food Retailing Products. Supermarkets, hypermarkets and other food retail establishments make use of multiple weighing applications for the handling of perishable goods from backroom to checkout counter. For example, perishable goods are weighed on arrival to determine payment to suppliers and some of these goods are repackaged, priced and labeled for sale to customers. Other goods are kept loose and selected by customers and either weighed at the produce or deli counter or at the check-out counter.

          The Company offers stand-alone scales for basic counter weighing and pricing, price finding, and printing. In addition, the Company offers network scales and software, which can integrate backroom, counter, self-service and checkout functions, and can incorporate weighing data into a supermarket's overall perishable goods management system. Backroom products include dynamic weighing products, labeling and wrapping machines, perishable goods management and data processing systems. In some countries in Europe, the Company also sells slicing and mincing equipment. Prices for food retailing scales generally range from $800 to $5,000, but are often sold as part of comprehensive weighing solutions.

          Systems. The Company's systems business consists of software applications for drum filling in the food and chemical industries and batching systems in the glass industry. The software systems control or modify the manufacturing process.

CUSTOMERS AND DISTRIBUTION

          The Company's business is geographically diversified, with 1996 net sales derived 50% in Europe, 39% in North and South America and 11% in Asia and other markets. The Company's customer base is also diversified by industry and by individual customer. The Company's largest single customer accounted for no more than 2% of 1996 net sales.

     Laboratory

          Principal customers for laboratory products include chemical, pharmaceutical and cosmetics manufacturers; food and beverage makers; the metals, electronics, plastics, transportation, packaging, logistics and rubber industries; the jewelry and precious metals trade; educational institutions; and government standards labs. Balances and pH meters are the most widely used laboratory measurement instruments and are found in virtually every laboratory across a wide range of industries. Other products have more specialized uses.

          The Company's laboratory products are sold in more than 100 countries through a worldwide distribution network. The Company's extensive direct distribution network and its dealer support activities enable the Company to maintain a significant degree of control over the distribution of its products. In markets where there are strong laboratory distributors, such as the United States, the Company uses them as the primary marketing channel for lower- and mid-price point products. This strategy allows the Company to leverage the strength of both the Mettler-Toledo brand and the laboratory distributors' market position into sales of other laboratory measurement instruments. The Company provides its distributors with a significant amount of technical and sales support. High-end products are handled by the Company's own sales force. There has been recent consolidation among distributors in the United States market. While this consolidation could adversely affect the Company's U.S. distribution, the Company believes its leadership position in the market gives it a competitive advantage when dealing with its U.S. distributors. Asian distribution is primarily through distributors, while European distribution is primarily through direct sales. European and Asian distributors are generally fragmented on a country-by-country basis. The Company negotiated a transfer of the laboratory business in Japan from its former agent to a subsidiary of the Company effective January 1, 1997. For this transfer a total sum of approximately SFr. 8.0 million (approximately US$6.4 million) was partially paid in 1996 with the remaining to be paid in 1997. In addition, the Company began to distribute laboratory products directly in certain other Asian countries.

          Ohaus brand products are generally positioned in alternative distribution channels to those of Mettler-Toledo brand products. In this way, the Company is able to fill a greater number of distribution channels and increase penetration of its existing markets. Since the acquisition of Ohaus in 1990, the Company has expanded the Ohaus brand beyond its historical U.S. focus. Ohaus brand products are sold exclusively through distributors.

     Industrial and Food Retailing

          Customers for Mettler-Toledo industrial products include chemical companies (e.g., formulating, filling and bagging applications), food companies (e.g., packaging and filling applications), electronics and metal processing companies (e.g., piece counting and logistical applications), transportation companies (e.g., sorting, dimensioning and vehicle weighing applications) and auto body paint shops, which mix paint colors based on weight. The Company's products for these industries share similar weighing technology, and often minor modifications of existing products can make them useful for applications in a variety of industrial processes. The Company also sells to OEMs which integrate weighing modules into larger process control applications, or comprehensive packaging lines. OEM applications often include software content and technical support, as the Company's weighing module must communicate with a wide variety of other process modules and data management functions. The Company's products are also purchased by engineering firms, systems integrators and vertical application software companies.

          Customers for food retailing products include supermarkets, hypermarkets and smaller food retailing establishments. The North American and European markets include many large supermarket chains. In most of the Company's markets, food retailing continues to shift to supermarkets and hypermarkets from "mom and pop" grocery stores. While supermarkets and hypermarkets generally buy less equipment per customer, they tend to buy more advanced products that require more electronic and software content. In emerging markets, however, the highest growth is in basic scales. As with industrial products, the Company also sells food retailing products to OEMs for inclusion in more comprehensive checkout systems. For example, the Company's checkout scales are incorporated into scanner-scales, which can both weigh perishable goods and also read bar codes on other items. Scanner-scales are in turn integrated with cash registers to form a comprehensive checkout system.

          The Company's industrial products are sold in more than 100 countries and its food retailing products in 20 countries. In the industrial and food retailing market, the Company distributes directly to customers (including OEMs) and through distributors. In the United States, distributor sales slightly exceed direct sales. Distributors are highly fragmented in the U.S., with many small "scale houses" selling the Company's products. In Europe, direct sales predominate, with distributors used in certain cases. As in its laboratory distribution, the Company provides significant support to its distributors.

SALES AND SERVICE

     Market Organizations

          The Company has over 30 geographically-focused market organizations ("MOs") around the world that are responsible for all aspects of sales and service. The MOs are local marketing and service organizations designed to maintain close relationships with the Company's customer base. Each MO has the flexibility to adapt its marketing and service efforts to account for different cultural and economic conditions. MOs also work closely with the Company's producing organizations (described below) by providing feedback on manufacturing and product development initiatives and relaying innovative product and application ideas.

          The Company has the only global sales and service organization among weighing instruments manufacturers. At December 31, 1996, this organization consisted of approximately 2,800 employees in sales, marketing and customer service (including related administration) and after-sales technical service. This field organization has the capability to provide service and support to the Company's customers and distributors in virtually all major markets across the globe. Sales managers and representatives interact across product lines and markets in order to serve customers that have a wide range of weighing needs, such as pharmaceutical companies that purchase both laboratory and industrial products. The Company classifies customers according to their potential for sales and the appropriate distribution channel is selected to service the customer as efficiently as possible. Larger accounts tend to have dedicated sales representatives. Other representatives are specialized by product line. Sales representatives call directly on end-users either alone or, in regions where sales are made through distributors, jointly with distributors. The Company utilizes a variety of advertising media, including trade journals, catalogs, exhibitions and trade shows. The Company also sponsors seminars, product demonstrations and customer training programs. An extensive database on markets helps the Company to gauge growth opportunities, target its message to appropriate customer groups and monitor competitive developments.

     After-Sales Service

          The Company believes that it has the largest installed base of weighing instruments in the world. To support its installed base, the Company employs service technicians who provide contract and repair services in all countries in which the Company's products are sold. Service (representing service contracts, repairs and replacement parts) accounted for approximately 17% of the Company's total net sales in 1996. (Service revenue is included in the laboratory and industrial and food retailing sales percentages given above.) Management believes that service is a key part of its product offering and helps significantly in repeat sales. The close relationships and frequent contact with its large customer base provide the Company with sales opportunities and innovative product and application ideas. Moreover, a global service network is an important factor in the ability to expand in emerging markets. Widespread adoption of quality laboratory and manufacturing standards and the privatization of weights and measures certification are both favorable trends for the Company's service business, as they tend to increase demand for on-site calibration services.

          The Company's service contracts provide for repair services within various guaranteed response times, depending on the level of service selected. Many contracts also include periodic calibration and testing. Contracts are generally one year in length, but may be longer. The Company's own employees directly provide all service on Mettler-Toledo products. If the service contract also includes products of other manufacturers, the Company will generally perform calibration, testing and basic repairs directly, and contract out more significant repair work. As application software becomes more complex, the Company's service efforts increasingly include installation and customer training programs as well as product service.

          Warranties on Mettler-Toledo products are generally one year. Based on past experience, the Company believes its reserves for warranty claims are adequate.

RESEARCH AND PRODUCT DEVELOPMENT; MANUFACTURING

     Producing Organizations

          The Company is organized into a number of producing organizations ("POs"), which are specialized centers responsible for product development, research and manufacturing. At December 31, 1996, POs included approximately 3,900 employees worldwide, and consisted of product development teams whose members are from marketing, development, research, manufacturing, engineering and purchasing. POs also often seek customer input to ensure that the products developed are tailored to market needs. The Company has organized POs in order to reduce product development time, improve its customer focus, reduce costs and maintain technological leadership. The POs work together to share ideas and best practices. Some employees are in both MOs and POs. The Company is currently implementing a number of projects that it believes will result in increased productivity and lower costs. For example, the Company is restructuring the order and product delivery process in Europe to enable the Company to deliver many of its products to its customers directly from the manufacturing facility within several days, which minimizes the need to store products in decentralized warehouses. In addition, the Company is centralizing its European spare parts inventory management system.

     Research and Product Development

          The Company closely integrates research and development with marketing, manufacturing and product engineering. The Company has nearly 600 professionals in research and development and product engineering. The Company's principal product development activities involve applications improvements to provide enhanced customer solutions, systems integration and product cost reduction. However, the Company also actively conducts research in basic weighing technologies. As part of its research and development activities, the Company has frequent contact with university experts, industry professionals and the governmental agencies responsible for weights and measures. In addition, the Company's in-house development is complemented by technology and product development alliances with customers and OEMs.

          A recent example of innovation at the Company is the "Brickstone" technology, which eliminates many of the complex mechanical linkages in a weighing sensor and reduces the number of parts in the sensor from approximately 100 to approximately 50. The Brickstone sensor permits more accurate weighing, lower manufacturing costs and cheaper and faster design changes. Brickstone technology has been incorporated into certain of the Company's products, and the Company expects to expand its use to additional product lines in the future.

          The Company has been spending an increasing proportion of its research and development budget on software development. Software development for weighing applications includes application-specific software, as well as software utilized in sensor mechanisms, displays, and other common components, which can be leveraged across the Company's broad product lines.

          The Company spent $50.0 million on research and development in 1996 (excluding research and development purchased in connection with the Acquisition), $54.5 million in 1995 and $48.0 million in 1994, which the Company believes was more than any of its competitors. Including costs associated with customer-specific engineering projects, which are included in cost of sales for financial reporting purposes, the Company spent approximately 6.6% of net sales on research and development in 1996.

     Manufacturing

          The Company's manufacturing strategy is to produce directly those components that require its specific technical competence, or for which dependable, high-quality suppliers cannot be found. The Company contracts out the manufacture of its other component requirements. Consequently, much of the Company's manufacturing capability consists of assembly of components sourced from others. The Company utilizes a wide range of suppliers and it believes its supply arrangements to be adequate. From time to time the Company relies on one supplier for all of its requirements of a particular component, but in such cases the Company believes adequate alternative sources would be available if necessary. Supply arrangements for electronics are generally made globally. For mechanical components, the Company generally uses local sources to optimize materials flow.

          The Company's manufacturing operations emphasize product quality. Most of its products require very strict tolerances and exact specifications. The Company utilizes an extensive quality control system that is integrated into each step of the manufacturing process. This integration permits field service technicians to trace important information about the manufacture of a particular unit, which facilitates repair efforts and permits fine-tuning of the manufacturing process. Many of the Company's measuring instruments are subjected to an extensive calibration process that allows the software in the unit to automatically adjust for the impact of temperature and humidity.

          The Company has six manufacturing plants in the U.S. (after giving effect to the closure of the Westerville, Ohio facility in
1996), four in Switzerland, two in Germany and two in China, of which one is a 60% owned joint venture and the other, the Shanghai facility, was completed and began to produce laboratory products by the end of 1996. Laboratory products are produced mainly in Switzerland and to a lesser extent in the United States, while industrial and food retailing products are produced in all four countries. The Company believes its manufacturing capacity is sufficient to meet its present and currently anticipated needs.

     Backlog

          Manufacturing turnaround time is generally sufficiently short so as to permit the Company to manufacture to fill orders for most of its products, which helps to limit inventory costs. Backlog is therefore generally a function of requested customer delivery dates and is typically no longer than one to two months.

EMPLOYEES

          As of December 31, 1996, the Company had approximately 6,400 employees throughout the world, including more than 3,200 in Europe and more than 2,400 in North and South America. Management believes that its relations with employees are good. The Company has not suffered any material employee work stoppage or strike in its worldwide operations during the last five years. Labor unions do not represent a meaningful number of the Company's employees

          In certain of its facilities, the Company has instituted a flexible workforce environment, in which hours vary depending on the quantity of workload. The Company believes that this flexible working environment enhances employees' involvement, thus increasing productivity, and improves efficient payroll management by permitting the Company to adjust staffing to match workload to a greater degree without changing the size of the overall workforce.

INTELLECTUAL PROPERTY

          The Company holds more than 1,150 patents and trademarks, primarily in the United States, Switzerland, Germany and Japan and, to a lesser extent, in China. The Company's products generally incorporate a wide variety of technological innovations, many of which are protected by patents and many of which are not. Moreover, products are generally not protected as a whole by individual patents. Accordingly, no one patent or group of related patents is material to the Company's business. The Company also has numerous trademarks and considers the Mettler-Toledo name and logo to be material to its business. The Company regularly protects against infringement of its intellectual property.

REGULATION

          The Company's products are subject to regulatory standards and approvals by weights and measures regulatory authorities in the countries in which it sells its products. Weights and measures regulation has been harmonized across the European Union. The Company's food processing and food retailing products are subject to regulation and approvals by relevant governmental agencies, such as the United States Food and Drug Administration. Products used in hazardous environments may also be subject to special requirements. All of the Company's electrical components are subject to electrical safety standards. The Company believes that it is in compliance in all material respects with applicable regulations.

ENVIRONMENTAL MATTERS

          The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. The Company wholly or partly owns, leases or holds a direct or indirect equity interest in a number of properties and manufacturing facilities around the world, including the United States, Europe, Canada, Mexico, Brazil, Australia and China. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad.

          The Company is currently involved in, or has potential liability with respect to, the remediation of past contamination in certain of its presently and formerly owned and leased facilities in both the United States and abroad. In addition, certain of the Company's present and former facilities have or had been in operation for many decades and, over such time, some of these facilities may have used substances or generated and disposed of wastes which are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which the Company has sent wastes, may in the future be identified and become the subject of remediation. Accordingly, although the Company believes that it is in substantial compliance with applicable environmental requirements and the Company to date has not incurred material expenditures in connection with environmental matters, it is possible that the Company could become subject to additional environmental liabilities in the future that could result in a material adverse effect on the Company's financial condition or results of operations.

          The Company is involved in litigation concerning remediation of hazardous substances at its operating facility in Landing, New Jersey. On or about July 1988, an affiliate of Ciba ("AGP") purchased 100% of the outstanding stock of Metramatic Corporation ("Metramatic"), a manufacturer of checkweighing equipment located in Landing, from GEI International Corporation ("GEI"). GEI agreed to indemnify and hold harmless AGP for certain pre-closing environmental conditions, including those resulting in cleanup responsibilities required by the New Jersey Department of Environmental Protection ("NJDEP") pursuant to the New Jersey Environmental Cleanup Responsibility Act ("ECRA"). ECRA is now the Industrial Site Recovery Act. Pursuant to a 1988 NJDEP administrative consent order naming GEI and Metramatic as respondents, GEI has spent approximately $2 million in the performance of certain investigatory and remedial work addressing groundwater contamination at the site. However, a final remedy has not yet been selected by NJDEP, and, therefore, future remedial costs are currently unknown. In 1992, GEI filed a suit against various parties including Hi-Speed Checkweigher Co., Inc., a wholly-owned subsidiary of the Company that currently owns the facility, to recover certain costs incurred by GEI in connection with the site. Based on currently available information and the Company's rights of indemnification from GEI, the Company believes that its ultimate allocation of costs associated with the past and future investigation and remediation of this site will not have a material adverse effect on the Company's financial condition or results of operations.

          In addition, the Company is aware that Toledo Scale, the former owner of Toledo Scale or the Company has been named a potentially responsible party under CERCLA or analogous state statutes at the following third-party owned sites with respect to the alleged disposal at the sites by Toledo Scale during the period it was owned by such former owner: Granville Solvents Site, Granville, Ohio; Aqua-Tech Environmental, Inc. Site, Greer, South Carolina; and Seaboard Chemical Company Site, Jamestown, North Carolina. The former owner has also been named in a lawsuit seeking contribution pursuant to CERCLA with respect to the Caldwell Trucking Site, New Jersey based on the alleged disposal at the site by Toledo Scale during the former owner's period of ownership. Pursuant to the terms of the stock purchase agreement between Mettler and the former owner of Toledo Scale, the former owner is obligated to indemnify Mettler for various environmental liabilities. To date, with respect to each of the foregoing sites, the former owner has undertaken the defense and indemnification of Toledo Scale. Based on currently available information and the Company's contractual rights of indemnification, the Company believes that the costs associated with the investigation and remediation of these sites will not have a material adverse effect on the Company's financial condition or results of operations.

COMPETITION

          The markets in which the Company operates are highly competitive. Because of the fragmentation of weighing instruments markets, particularly the industrial and food retailing market, both geographically and by application, the Company competes with numerous regional or specialized competitors, many of which are well-established in their markets. Some competitors are less leveraged than the Company and/or are divisions of larger companies with potentially greater financial and other resources than the Company. Although the Company believes that it has certain competitive advantages over its competitors, realizing and maintaining these advantages will require continued investment by the Company in research and development, sales and marketing and customer service and support. The Company has, from time to time, experienced price pressures from competitors in certain product lines and geographic markets.

          In the United States, the Company believes that the principal competitive factors on which purchasing decisions are made are accuracy and durability, while in Europe accuracy and service are the most important factors. In emerging markets, where there is greater demand for less sophisticated products, price is a more important factor than in developed markets. Competition in the United States laboratory market is also influenced by the presence of large distributors through which the Company and its competitors sell many of their products.


RECENT DEVELOPMENTS


          On May 30, 1997, the Company purchased (the "Safeline Acquisition") the entire issued share capital of Safeline Limited ("Safeline"). The purchase price (the "Purchase Price") for the Safeline Acquisition, subject to future adjustment, was GBP 61 million (approximately US $100 million), plus up to an additional GBP 6 million for a contingent earn-out payment. The Safeline Acquisition was effected pursuant to the terms of a Share Sale and Purchase Agreement (the "Purchase Agreement"), dated May 30, 1997, among the Company's subsidiaries Safeline Holding Company and Mettler-Toledo Inc. (a Canadian corporation), as purchasers, and Safeline Limited and each of the sellers named therein as sellers. The terms of the Safeline Acquisition were based upon arms' length negotiations of the parties.


          Safeline, based in Manchester, U.K., is the world's leading supplier of metal detection systems for companies who produce and package goods in the food, pharmaceutical, cosmetics, chemicals and other industries. Safeline will report sales of GBP 28.6 million (US $46.4 million) and operating profits (before non-recurring costs) of GBP 6.7 million (US $11 million), for its fiscal year ended March 31, 1997 in accordance with UK GAAP, and such amounts are substantially the same as those that would be obtained using US GAAP.


          The source of funds for the Purchase Price was provided by GBP
13.7 million in loan notes to be retained by the sellers with the remaining amounts provided by amounts loaned under the Amended and Restated Credit Agreement described below.


          On May 29, 1997, the Company entered into an Amended and Restated Credit Agreement. The Company's prior credit agreement (the "Credit Agreement") provided for term loan borrowings in an aggregate principal amount of approximately US $147.0 million and SFr 125.0 million, that were scheduled to mature in 2002, 2003 and 2004 and a multi-currency revolving credit facility with availability of US $140.0 million. The revolving credit facility was scheduled to mature under the Credit Agreement in 2002.


          The Amended and Restated Credit Agreement provides for term loan borrowings in an aggregate principal amount of approximately US $133.8 million, SFr 171.5 million and GBP 26.7 million that are scheduled to mature in 2002 and 2004, a Canadian revolver with availability of CDN $26.3 million (approximately CDN $21 million of which has been drawn) which is scheduled to mature in 2002, and a multi-currency revolving credit facility with availability of US $151.0 million (approximately US $25 million of which has been drawn). The revolving credit facility is scheduled to mature in 2002. The interest rate margin on all loans have been reduced by 75 basis points under the Amended and Restated Credit Agreement.


ITEM 2.  FINANCIAL INFORMATION


          The selected historical financial information set forth below at December 31, 1994, 1995, 1996, for the years ended December 31, 1993, 1994, 1995, and for the period from January 1, 1996 to October 14, 1996, and for the period from October 15, 1996 to December 31, 1996 is derived from the Registrant's financial statements, which were audited by KPMG Fides Peat, independent auditors. The financial information for all periods prior to October 15, 1996, the date of the Acquisition, is combined financial information of the Mettler-Toledo Group, the Predecessor Business. The summary historical financial information at March 31, 1997 and for the three months ended March 31, 1996 and 1997 is derived from the unaudited interim consolidated financial statements of the Predecessor Business and of the Registrant, which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. The combined historical data of the Mettler-Toledo Group and the consolidated historical data of the Registrant are not comparable in many respects due to the Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", below and the consolidated financial statements and accompanying notes. The financial information presented below was prepared in accordance with U.S. generally accepted accounting principles.



                                                                                                         Predecessor       MT
                                                Predecessor Business             MT Investors Inc.         Business  Investors Inc.
                                   -----------------------------------------     -----------------       ----------- --------------
                                     For The Years Ended December 31,            October 15 to              For the three months
                                                                                                              ended March 31,

                                                                   January 1 to  October 15 to     Pro Forma
                                                                    October 14,  December 31,       1996
                                     1993        1994       1995       1996         1996           (1)(3)(4)  1996         1997
                                     ----        ----       ----       ----         ----           ---------  ----         ----
                                      (Dollars in thousands, except per share data)

STATEMENT OF OPERATIONS DATA (2):
   Net sales ...................   $728,958    $769,136    $850,415    $662,221    $ 186,912    $ 849,133    $201,373    $197,402

   Cost of sales (3) ...........    443,534     461,629     508,089     395,239      136,820      499,865     120,979     114,120

   Gross profit ................    285,424     307,507     342,326     266,982       50,092      349,268      80,394      83,282

   Research and development
   expenses ....................     46,438      47,994      54,542      40,244        9,805       50,049      12,452      10,832

   Selling, general and
   administrative expenses......    209,692     224,978     248,327     186,898       59,353      248,337      61,479      60,193

   Amortization ................      2,917       6,437       2,765       2,151        1,065        4,687         671       1,157

   Purchased research and
   development (4) .............         --          --          --          --      114,070           --          --          --

   Other charges (income),
   net (5)  ....................     18,284      (2,852)       (701)      1,872        9,892       11,764        --            11
                                   ---------   --------    --------    --------    ----------   ----------   --------    ---------

   Earnings (loss) before
   interest and taxes...........      8,093      30,950      37,393      35,817     (144,093)      34,431       5,792      11,089

   Interest expense ............     15,239      13,307      18,219      13,868        8,738       38,715       4,537       9,446

   Financial expense (income), net   (4,174)     (4,864)     (8,630)     (3,204)       7,245        2,272        (396)      3,743

   Provision for taxes .........      3,041       8,676       8,782      10,055         (938)        (738)        648      (1,087)

   Minority interest ...........      1,140         347         768         637          (92)         545          74         109
                                   ---------   --------    --------    --------    ----------   ----------   --------    ---------

   Net earnings (loss) .........   $ (7,153)   $ 13,484    $ 18,254    $ 14,461    $(159,046)   $  (6,363)   $    929    $ (1,122)
                                   =========   ========    ========    ========    ==========   ==========   ========    =========

    Loss per common share (6):

        Weighted average number
             of common shares ..                                                   2,395,993     2,438,514               2,438,514

         Loss per common share .                                                      (66.38)       $(2.61)                 $(0.46)

 BALANCE SHEET DATA (2)
 (at end of period):

  Cash and cash equivalents ....               $ 63,802    $    41,402           $    60,696    $    60,696            $    40,599

   Net working capital .........                126,065         90,740                83,947         83,947                 83,947

   Total assets ................                683,198        724,094               771,888        771,888                728,891

   Long-term third party debt ..                    862          3,621               373,758        373,758                365,369

   Net borrowing from Ciba and
   affiliates (7) ..............                177,651        203,157

   Other long-term liabilities (8)               83,964         84,303                96,810         96,810                 92,177

   Shareholder's equity (9) ....                228,194        193,254                12,426         12,426                  2,982

OTHER DATA:

   Depreciation and
   amortization expense.........   $  29,591   $ 34,118    $    33,363    $ 21,663 $   8,990    $    32,124    $  7,230      6,978


   Capital expenditures ........      25,122     24,916         25,858      16,649    11,928         28,577       4,099      3,063




(1) Represents the unaudited pro forma statement of operations of the Company for fiscal year 1996, assuming the Acquisition occurred on January 1, 1996. Such pro forma statement of operations reflects (i) the adjustment to fair value of the Company's assets and liabilities which, on a pro forma basis would have resulted in increased amortization of approximately $1.5 million for 1996, (ii) the incurrence of additional debt in connection with the Acquisition which would have resulted in a net increase in interest expense, including amortization of debt and issuance costs and other fees of $16.1 million for 1996, (iii) the incurrence of approximately $2.3 million annually in additional selling, general and administrative expenses as a result of being an independent company, (iv) a decrease in the Company's provision for income taxes of $9.9 million in 1996, and(v) other charges of $11.8 million representing principally severance costs for the general headcount reduction in Europe and North America, the closure of the Company's Westerville, Ohio manufacturing facility, and the realignment of the analytical and precision balance business in Switzerland. The pro forma statement of operations does not reflect the acquisition of Safeline on May 30, 1997. See "Management's
Discussion and Analysis of Financial Condition and Results of
Operations - Effect of Acquisition on Results of Operations."



(2) Balance sheet information at December 31, 1992 and 1993 is not available. Income statement information for the year ended December
31, 1992 is not available, except that net sales were $769,000.


(3) In connection with the Acquisition, the Company allocated approximately $32,200 of the purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories were sold during the period October 15, 1996 to December 31, 1996. The charge associated with this item has been excluded from the pro forma financial information.



(4) In conjunction with the Acquisition, the Company allocated, based upon independent valuations, $114,070 of the purchase price to purchased research and development in process. Such amount was recorded as an expense in the period from October 15, 1996 to December
31, 1996. The charge associated with this item has been excluded from the pro forma financial information.



(5) For 1993, consists primarily of costs associated with the closure of a manufacturing facility in Cologne, Germany, and also includes the restructuring of certain manufacturing operations and an early retirement program in the United States. Other income for 1993, 1994 and 1995 relates primarily to gains from the sale of real property and, in 1994, to a gain on the sale of an investment. Other charges for the period January 1, 1996 to October 14, 1996 of $1,872 represent employee severance of $1,545 and other exit costs of $327 associated with the closing of its Westerville, Ohio facility. Other charges for the period October 15, 1996 to December 31, 1996 principally represent employee severance benefits associated with (i) the Company's general headcount reduction programs, in Europe and North America, of $4,557 which were announced during such period, and (ii) the realignment of the analytical and precision balance business in Switzerland of $6,205 which was internally announced in December, 1996. In connection with such programs the Company reduced its workforce by 168 employees in 1996 and intends to further reduce its workforce by approximately 70 employees. See Note 17 to the Audited Consolidated Financial
Statements.



(6) Earnings per common share for MT Investors Inc. has been computed using the weighted average number of outstanding common shares.
Earnings per common share for the 1996 pro forma statement of operations has been computed assuming the common shares issued in the Acquisition were outstanding at January 1, 1996.



(7) Includes notes payable and long-term debt payable to Ciba and affiliates less amounts due from Ciba and affiliates. See Notes 3 and 11 to the Audited Consolidated Financial Statements.



(8) Consists primarily of obligations under various pension plans and plans that provide post-retirement medical benefits. See Note 15 to the Audited Consolidated Financial Statements.



(9) Shareholder's equity for the Predecessor Business consists of the combined net assets of the Mettler-Toledo Group.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS


          The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Audited Consolidated Financial Statements and the Unaudited Interim Audited Consolidated Financial Statements. The Registrant has no material assets, liabilities or operations other than those that result from its ownership of 100% of the outstanding common stock of Mettler-Toledo Holding Inc., the parent of Mettler-Toledo, Inc. Therefore, the analysis set forth is of the Company.


GENERAL


          The financial statements for periods ended prior to October 15, 1996 reflect the combined operations of the Mettler-Toledo Group, while the financial statements for periods after October 15, 1996 reflect the consolidated operations of the Company after accounting for the Acquisition using the purchase method of accounting. See Note 1 to the Audited Consolidated Financial Statements. Operating results subsequent to the Acquisition are not comparable in many respects to the operating results prior to the Acquisition. See "Effect of Acquisition on Results of Operations." Financial information is presented in accordance with U.S. generally accepted accounting principles.


          In 1996, the Company undertook several efforts to increase productivity and lower costs. In July 1996, the Company announced the closure of its Westerville, Ohio facility. In the fourth quarter of 1996, the Company recorded charges for a general headcount reduction program in Europe and North America and the realignment of the analytical and precision balance business in Switzerland. In connection with such programs, the Company reduced its workforce by 168 employees in 1996 and intends to further reduce its workforce by approximately 70 employees. The Company recorded costs of $11.8 million in 1996, primarily relating to severance, in connection with these efforts.


          On May 30, 1997, the Company purchased Safeline for GBP 61 million (approximately US $100 million), subject to future adjustment, plus up to an additional GBP 6 million for a contingent earn-out payment. The source of funds for the Safeline Acquisition was provided by GBP 13.7 million in loan notes to be retained by the Sellers with the remaining amounts provided by amounts loaned under the Amended and Restated Credit Agreement. Safeline reported sales of GBP 28.6 million (US $46.4 million) and operating profits (before non-recurring costs) of GBP 6.7 million (US $11 million), for its fiscal year ended March 31, 1997 in accordance with UK GAAP, and management believes such amounts are substantially the same as those that would be obtained using US GAAP.


RESULTS OF OPERATIONS


          The following table sets forth certain items in the statements of operations as a percentage of net sales for the years 1994, 1995 for the period from January 1, 1996 to October 14, 1996, for the period from October 15, 1996 to December 31, 1996, pro forma for the year 1996 and for the three months ended March 31, 1996 and 1997.



                                                            PERCENTAGE OF NET SALES
                                           ---------------------------------------------------------------------------------------
                                           Predecessor Predecessor                                      Predecessor     Successor
                                           For the years ended   Predecessor     Successor              For the three months ended
                                               December 31,    For the period  For the period                 ended March 31,
                                                               January 1, 1996 October 15, 1996   Pro Forma
                                               1994      1995   to October 14,  to December 31,    1996 (1)   1996      1997
                                                                   1996             1996
Net sales ...............................     100.0%    100.0%    100.0%           100.0%          100.0%     100.0%    100.0%

Cost of sales ...........................      60.0      59.7      59.7             73.2            58.9       60.1      57.8
					      ------     -----     -----           -------          -----     ------    ------
Gross profit ............................      40.0      40.3      40.3             26.8            41.1       39.9      42.2

Research and development
    expenses (2) ........................       6.3       6.4       6.1              5.2             5.9        6.2       5.5

Selling, general and administrative
    expenses ............................      29.3      29.3      28.2             31.8            29.2       30.5      30.5

Amortization ............................       0.8       0.3       0.3               .6              .6         .3        .6

Purchased research and development ......         _         _         _             61.0               _          _         _

Other charges (income), net .............      (0.4)     (0.1)      0.3              5.3             1.4          -         -
					      ------     -----     -----           -------          -----     ------    ------
Earnings (loss) before interest and taxes       4.0%      4.4%      5.4%           (77.1%)           4.1%       2.9%      5.6%
    					      ======     =====     =====           =======          =====     ======    ======



(1) Represents the unaudited pro forma statement of operations of the Company for fiscal year 1996, assuming the Acquisition occurred on January 1, 1996.





(2) Total research and development expenses were 7.2% in 1994, 7.3% in 1995 and 6.6% in 1996, including costs associated with customer-specific engineering projects, which are included in cost of sales for financial reporting purposes.




     Three Months Ended March 31, 1997 Compared to Three Months Ended
                              March 31, 1996



          Net sales were $197.4 million for the three months ended March 31, 1997, compared to $201.4 million for the corresponding period in the prior year, a decrease of 2.0%. Net sales during the three month period in local currencies increased by approximately 4% but were offset by a strengthening of the U.S. dollar relative to the local currencies of the Company's operations.



          Net sales during the three month period in Europe in local currencies decreased 1% principally as a result of weak European economies adversely affecting sales to industrial and food retailing customers. Net sales during the three month period in the Americas in local currencies increased 5% principally due to improved market conditions for sales to industrial and food retailing customers. Net sales in the three month period in Asia and other markets in local currencies increased 19%, primarily as a result of the establishment of additional direct marketing and distribution in the region.



          Gross profit as a percentage of net sales increased to 42.2% for the three months ended March 31, 1997, compared to 39.9% for the corresponding period in the prior year. These results reflect the benefits of reduced product costs arising from the Company's research and development efforts, ongoing productivity improvements, and the depreciation of the Swiss franc against the Company's other principal trading currencies. See "Effect of Currency on Results of Operations."



          Selling, general and administrative expenses as a percentage of net sales were 30.5% for the three months ended March 31, 1997 and 1996. Research and development expenses as a percentage of net sales decreased to 5.5% for the three months ended March 31, 1997, compared to 6.2% for the corresponding period in the prior year; however, the local currency spending level remained relatively constant period to period.



          Earnings before interest and taxes was $11.1 million for the three months ended March 31, 1997, compared to $5.8 million for the corresponding period in the prior year. Interest expense increased to $9.4 million for the three months ended March 31, 1997, compared to $4.5 million for the corresponding period in the prior year. The increase was principally due to additional Acquisition related debt. Net financial expense of $3.7 million for the three months ended March 31, 1997 compared to net financial income of $0.4 million for the corresponding period in the prior year as a result of lower interest income and an increase in foreign currency losses.



          The net loss of $1.1 million for the three months ended
March 31, 1997, compared to net earnings of $0.9 million for the corresponding period in the prior year.



     For The Period From January 1, 1996 To October 14, 1996, The
     Period From October 15, 1996 to December 31, 1996 And Pro Forma 1996 Compared To Year Ended December 31, 1995



          Net sales for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 were $662.2 million and $186.9 million, respectively. Pro forma 1996 net sales were virtually unchanged at $849.1 million compared to actual net sales of $850.4 million in 1995. Net sales in local currency increased 2.6%, excluding the impact of the reduction of the systems business, but were offset by a strengthening of the U.S. dollar, the Company's reporting currency, relative to the local currencies of the Company's operations. The flat sales (pro forma) in 1996 compared to actual 1995 resulted from slightly lower sales from products in the industrial and food retailing markets, offset by strong performance by the product lines in the laboratory market. The growth in the laboratory market was across substantially all product lines and geographical regions as sales in local currency increased 7% compared to the previous year. In particular, new product introductions in titration, thermal and reaction calorimetry as well as new Ohaus products for the education, laboratory and light industrial market helped to increase laboratory market sales. The slight decline in industrial and food retailing sales resulted from overall weakness in the European market while the Company has been able to retain its market share. This market weakness has persisted in early 1997.



          Net sales (pro forma) in Europe in local currency decreased 2% in 1996 compared to actual 1995 due to a weaker second half of the year in 1996 in all major markets, and especially in key countries such as Germany, France and the United Kingdom. Net sales (pro forma) in the Americas in local currency increased by 5% over actual 1995 due to growth in the United States and Latin America and double digit expansion in laboratory measurement instruments other than balances and in related service. Net sales (pro forma) in Asia and other markets in local currency increased by 8% over actual 1995, primarily as a result of significantly increased sales in the Shanghai operation and strong sales in Japan and Australia.



          Gross profit for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 was $267.0 million and $50.1 million, respectively. Pro forma gross profit as a percentage of sales increased to 41.1% in 1996 from 40.3% in actual 1995. The increased gross profit margin resulted principally from operational improvements and the depreciation of the Swiss franc against the Company's other principal trading currencies. See "Effect of Currency on Results of Operations."



          Selling, general and administrative expenses and research and development expenses for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 were $227.1 million and $69.2 million, respectively. Pro forma selling, general and administrative expenses and research and development expenses as a percentage of net sales decreased to an aggregate of 35.1% in 1996 from 35.7% in actual 1995. The cost decreases resulted primarily from the currency effect of the depreciation of the Swiss franc against the Company's other major trading currencies and the Company's cost control efforts which were partially offset by additional selling, general and administrative expenses the Company estimates it will incur as a result of being an independent company which more than offset the $4.8 million of non-recurring legal and advisory fees associated with the Acquisition. See "Effect of Acquisition on Results of Operations."



          In connection with the Acquisition, the Company allocated, based upon independent valuations, $114.1 million of the purchase price to purchased research and development in process. Such amount was expensed immediately following the Acquisition.



          Other charges for the period January 1, 1996 to October 14, 1996 of $1.9 million represent employee severance of $1.5 million and other exit costs of $.3 million associated with the closing of its Westerville, Ohio facility. Other charges for the period October 15, 1996 to December 31, 1996 principally represent employee severance benefits associated with (i) the Company's general headcount reduction programs, in Europe and North America, of $4.6 million which were announced during such period, and (ii) the realignment of the analytical and precision balance business in Switzerland of $6.2 million which was internally announced in December, 1996. In connection with such programs the Company reduced its workforce by 168 employees in 1996 and intends to further reduce its workforce by approximately 70 employees in 1997. The Company anticipates that as a result of the foregoing that it will achieve cost savings in the range of $8.3 million.



          Earnings before interest and taxes for the period from January 1, 1996 to October 14, 1996 was $35.8 million. Loss before interest taxes and for the period from October 15, 1996 to December 31, 1996 was $144.1 million. This loss includes an expense of $114.1 million for the allocation of purchase price to in-process research and development projects, a charge of $32.2 million for the revaluation of inventories to fair value and $9.9 million of other charges (an additional $1.9 million of other charges was incurred by the Predecessor Business in 1996). Pro forma earnings before interest and taxes would have been $34.4 million in 1996 compared to earnings before interest and taxes of $37.4 million in actual 1995. Earnings before amortization, interest and taxes, adjusted for non-recurring items including the charge for in process Research and Development ($114.1 million), revaluation of inventories to fair value ($32.2 million), other charges ($11.8 million) and non-recurring legal and advisory fees ($4.8 million) would have been $57.8 million.



          Interest expense for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 was $13.9 million and $8.7 million, respectively. Pro forma interest expense increased to $38.7 million in 1996 from $18.2 million in actual 1995, principally due to a higher debt level as a result of the Acquisition. Interest expense since the Acquisition is materially different. See "Effect of Acquisition on Results of Operations" and "Liquidity and Capital Resources." Financial expense (income) for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 was $(3.2) million and $7.2 million, respectively. Pro forma financial expense (income), net decreased to an expense of $4.0 million in 1996 from income of $2.3 million in actual 1995. The reduction resulted principally from losses on foreign currency transactions due to the appreciation of the dollar.



          Net earnings for the period from January 1, 1996 to October 14, 1996 were $14.5 million. The net loss for the period from October 15, 1996 to December 31, 1996 was and $159.0 million. Pro forma net loss of $6.4 million in 1996 compared to net earnings of $18.3 million in actual 1995.


     Year Ended December 31, 1995 Compared To Year Ended December 31, 1994

          Net sales were $850.4 million in 1995 compared to $769.1 million in 1994, an increase of 11%. Net sales in local currency increased 5%; the remaining 6% of the increase resulted from changes in currency exchange rates. In 1994 the Company discontinued certain items in its systems and laboratory measurement instruments product lines. Excluding the effect of these discontinued items, net sales in local currency would have increased 6%. Sales growth in local currency reflected steady growth across all major product lines in laboratory, industrial and food retailing markets as result of favorable economic conditions and market share gains in selected geographic markets. Sales were helped by the expansion of the Company's line of titrators and the introduction of a family of standard industrial programmable terminals for weighing instruments.

          Net sales in Europe in local currency increased 7% in 1995 over 1994, consistent with the continuing recovery from the 1993 recession and market share gains in selected regions and product lines. Southern Europe contributed significantly to the increase. Net sales in the Americas in local currency decreased 1% in 1995 from 1994. Results in the Americas reflect reduced demand in the United States for laboratory instruments in the wake of consolidation in the pharmaceutical and chemical industries and unusually high demand for retail equipment in 1994 as a result of a new labeling law that caused food retailers to buy additional retail weighing and labeling equipment. Net sales in Asia and other markets in local currency increased 20% in 1995 over 1994, primarily as a result of continued economic growth and the Company's increased market share in selected markets. Sales were also helped by the recovery in China from the poor market conditions of 1994.

          Gross profit as a percentage of net sales increased slightly to 40.3% in 1995 from 40.0% in 1994. These results were achieved despite the appreciation of the Swiss franc against the Company's other principal trading currencies, which has the effect of increasing overall manufacturing costs due to the Company's significant manufacturing operations in Switzerland. Improved manufacturing productivity contributed to the increase, including the favorable effects of the Company's mid-1994 closure of its Cologne, Germany plant, partially offset by higher raw materials costs.

          Selling, general and administrative expenses and research and development expenses were relatively constant as a percentage of net sales. Cost increases resulting from the currency effect of the significant appreciation of the Swiss franc against the Company's other major trading currencies were offset by the Company's cost control efforts. Earnings before interest and taxes were $37.4 million in 1995 compared to $30.9 million in 1994. If 1994 currency exchange rates had remained in effect throughout 1995 earnings before interest and taxes in 1995 would have been $47.4 million.

          Interest expense rose to $18.2 million in 1995 from $13.3 million in 1994, an increase of 37%, principally due to higher interest rates from the conversion of a loan from Ciba from short term to long term. Interest expense since the Acquisition is materially different. See "Effect of Acquisition on Results of Operations," and "Liquidity and Capital Resources." Net financial income increased to $8.6 million in 1995 from $4.9 million in 1994. The higher level of financial income resulted principally from increased gain on foreign currency transactions.

          Net earnings increased to $18.3 million in 1995 from $13.5 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

          The Registrant does not have any liabilities except through its ownership of the Company.


          The Acquisition was financed principally through capital contributions of $190 million before related expenses from the Registrant, borrowings under the Credit Agreement of $307 million and 9 3/4% Senior Subordinated Notes due 2006 (the "Notes") of $135 million.



          Prior to the Acquisition, the Company's cash and other liquidity was used principally to fund capital expenditures, working capital requirements, debt service and dividends to Ciba. Following the Acquisition, the annual interest expense associated with the borrowings under the Credit Agreement and the Notes, as well as scheduled principal payments of term loans under the Credit Agreement, have significantly increased the Company's liquidity requirements. See "Effect of Acquisition on Results of Operations."



          The Company's capital expenditures (pro forma) totaled $28.6 million in 1996, $25.9 million in 1995 and $24.9 million in 1994. Capital expenditures are primarily for machinery, equipment and the purchase and expansion of facilities, including the purchase of land for, and construction of, the Company's Shanghai manufacturing facility. Capital expenditures for 1997, as a percentage of sales, are expected to remain relatively constant with historical expenditures. In connection with the transfer of the Japanese laboratory business from a former agent to a subsidiary of the Company, the Company will make payments of approximately SFr. 8.0 million of which SFr. 1.0 million had been paid during 1996. See Item 1, "Business--Customers and Distribution."



          The Credit Agreement provided for term loan borrowings in an aggregate principal amount of approximately US $147.0 million and SFr.
125.0 million that were scheduled to mature in 2002, 2003 and 2004 and a multi-currency revolving credit facility with availability of US $140.0 million including letter of credit and swingline subfacilities. At December 31, 1996 approximately $75 million was available to the Company under the revolving credit facility. The revolving credit facility was scheduled to mature under the Credit Agreement in 2002. The Amended and Restated Credit Agreement provides for term loan borrowings in an aggregate principal amount of approximately US $133.8 million, SFr 171.5 million and GBP 26.7 million that are scheduled to mature in 2002 and 2004, a Canadian revolver with availability of CDN $26.3 million (approximately CDN $21 million of which has been drawn) which is scheduled to mature in 2002, and a multi-currency revolving credit facility with availability of US $151.0 million (approximately US $25 million of which has been drawn). The revolving credit facility is scheduled to mature in 2002. The interest rate margin on all loans have been reduced by 75 basis points under the Amended and Restated Credit Agreement. Under the Amended and Restated Credit Agreement, mandatory prepayments are required to be made in certain circumstances with the proceeds of asset sales or issuance of capital stock or indebtedness and with certain excess cash flow. The Amended and Restated Credit Agreement imposes certain restrictions on the Company and its subsidiaries, including restrictions on the ability to incur indebtedness, make investments, grant liens, sell financial assets and engage in certain other activities. The Company must also comply with certain financial covenants. The Amended and Restated Credit Agreement is secured by certain assets of the Company.


          The Notes will mature in 2006. The Notes may be required to be purchased by the Company upon a Change of Control (as defined) and in certain circumstances with the proceeds of asset sales. The Notes are subordinated to the indebtedness under the Credit Agreement. The indenture governing the Notes (the "Indenture") imposes certain restrictions on the Company and its subsidiaries, including restrictions on the ability to incur indebtedness, make investments, grant liens and engage in certain other activities.


          Under the Amended and Restated Credit Agreement and the Indenture, Mettler-Toledo, Inc. is prohibited from paying dividends to Mettler-Toledo Holding Inc., subject to certain limited exceptions. The Company's obligations under the Amended and Restated Credit Agreement and Notes is guaranteed by Mettler-Toledo Holding Inc.


          At December 31, 1996, approximately $147 million of the borrowings under the Credit Agreement and all of the borrowings under the Notes were denominated in U.S. dollars. The balance of the borrowings under the Credit Agreement and under local working capital facilities were denominated in certain of the Company's other principal trading currencies. At December 31, 1996, the Company had $27.5 million of other long-term debt incurred by its various operating subsidiaries primarily denominated in various currencies. Changes in exchange rates between the currencies in which the Company generates cash flow and the currencies in which its borrowings are denominated will affect the Company's liquidity. See "Effect of Currency on Results of Operations".


          The Company's cash provided by operating activities declined from $11.1 million in the three months ended March 31, 1996 to $8.1 million in the three months ended March 31, 1997. The decline resulted principally from higher interest costs resulting from the Acquisition.



          During the three months ended March 31, 1997, the Company reduced its borrowings by $34.1 million.



          At March 31, 1997, net debt was $397.5 million.



          The Company continues to explore acquisitions to expand its product portfolio and improve its distribution capabilities. In connection with any acquisition, the Company may incur additional indebtedness.


          The Company currently believes that cash flow from operating activities, together with borrowings available under the Credit Agreement and local working capital facilities will be sufficient to fund currently anticipated working capital needs and capital spending requirements as well as debt service requirements for at least several years, but there can be no assurance that this will be the case.

EFFECT OF CURRENCY ON RESULTS OF OPERATIONS


          The Company's operations are conducted by subsidiaries in many countries, and the results of operations and the financial position of each of those subsidiaries is reported in the relevant foreign currency and then translated into U.S. dollars at the applicable foreign exchange rate for inclusion in the Company's Audited Consolidated Financial Statements. Accordingly, the results of operations of such subsidiaries as reported in U.S. dollars can vary significantly as a result of changes in currency exchange rates. Specifically, a strengthening of the U.S. dollar versus other currencies reduces net sales and earnings as translated into U.S. dollars while a weakening of the U.S. dollar has the opposite effect.



          Swiss franc-denominated costs represent a much greater percentage of the Company's total expenses than Swiss franc-denominated sales represent of total sales. In general, an appreciation of the Swiss franc versus the Company's other major trading currencies, especially the principal European currencies has a negative impact on the Company's results of operations and a depreciation of the Swiss franc versus the Company's other major trading currencies, especially the principal European currencies has a positive impact on the Company's results of operations. The effect of these changes generally offsets in part the effect the translation effect on earnings before interest and taxes of changes in exchange rate between the U.S. dollar and other currencies described in the preceding paragraph.


EFFECT OF ACQUISITION ON RESULTS OF OPERATIONS

          In connection with the Acquisition, the Company has, in accordance with U.S. GAAP relating to purchase accounting rules, adjusted to fair value the Company's assets and liabilities which, on a pro forma basis, would have resulted in increased amortization of approximately $1.5 million for 1996. In addition, as part of the Acquisition, the Company has incurred additional debt, which would have resulted in a net increase in interest expense, including amortization of debt issuance costs and other fees, in the amount of $16.1 million for 1996, on a pro forma basis. The Company estimates that it will incur approximately $2.3 million annually in additional selling, general and administrative expenses as a result of being an independent company, including an annual management fee of $1.0 million to be paid to AEA Investors Inc. ("AEA Investors"). The Acquisition would have resulted in a decrease in the Company's provision for income taxes of $9.9 million for 1996, on a pro forma basis. As a result of the above adjustments, on a pro forma basis, the Company would have reported a net loss of $6.4 million in 1996, as compared to its net loss of $5.4 million in 1995 (before giving effect to the non-recurring charges referred to below).


          The following table represents the unaudited pro forma statement of operations of the Company after the predecessor business for the fiscal year 1996, assuming the Acquisition occurred on January 1, 1996. This pro forma statement does not reflect the anticipated benefits to be derived in the future from the Company's 1996 employee reduction programs or the acquisition of Safeline on May 30, 1997.


          The pro forma financial data reflects other charges in 1996 of $11.8 million representing principally severance costs for the general headcount reduction, in Europe and North America, the closure of the Company's Westerville, Ohio manufacturing facility, and the realignment of the analytical and precision balance business in Switzerland.



                                                  PRO FORMA
                                           YEAR ENDED DECEMBER 31,
                              (Dollars in thousands, except per share data)


                                                           1996
                                                           ----

Net sales ........................................       $849,133
Cost of sales ....................................        499,865
                                                         --------
     Gross profit ................................        349,268
                                                         --------

Research and development .........................         50,049
Selling, general and administrative ..............        248,337
Amortization .....................................          4,687
Other charges (income), net ......................         11,764

     Earnings before interest and taxes ..........         34,431
Interest expense .................................         38,715
Financial expense (income) net ...................          2,272
                                                         --------
     Loss before taxes and minority interest .....         (6,556)

Provision for taxes ..............................           (738)
Minority interest.................................            545
                                                         --------
     Net loss ....................................        $(6,363)
                                                         ========
Loss per common share:
     Weighted average number of common
     shares ......................................      2,438,514
     Loss per common share .......................         $(2.61)
                                                        =========


          In addition in accordance with U.S. GAAP, the Company has allocated a portion of the purchase price to in-process research and development projects that have economic value and to the revaluation of inventories to fair values. Approximately $114.1 million has been allocated to in-process research and development and has been charged to expense in the fourth quarter of 1996. Approximately $32.2 million has been allocated to the revaluation of inventories to fair value. Substantially all of such inventories were sold during the period from October 15, 1996 to December 31, 1996. These charges are not reflected in the above table due to their unusual, non-recurring nature.

TAXES

          The Company is subject to taxation in many jurisdictions throughout the world. The Company's effective tax rate and tax liability will be affected by a number of factors, such as the amount of taxable income in particular jurisdictions, the tax rates in such jurisdictions, tax treaties between jurisdictions, the extent to which the Company transfers funds between jurisdictions and income is repatriated, and future changes in law. Generally, the tax liability for each legal entity is determined either (i) on a non-consolidated basis or (ii) on a consolidated basis only with other entities incorporated in the same jurisdiction, in either case without regard to the taxable losses of non-consolidated affiliated entities. As a result, the Company may pay income taxes in certain jurisdictions even though the Company on an overall basis incurs a net loss for the period.

ENVIRONMENTAL MATTERS

          The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad. The Company does not currently anticipate any material capital expenditures for environmental control technology. Some risk of environmental liability is inherent in the Company's business, and there can be no assurance that material environmental costs will not arise in the future. However, the Company does not anticipate any material adverse effect on its results of operations or financial condition as a result of future costs of environmental compliance. See
Item 1, "Business--Environmental Matters."

INFLATION

          Inflation can affect the costs of goods and services used by the Company. The competitive environment in which the Company operates limits somewhat the Company's ability to recover higher costs through increased selling prices. Moreover, there may be differences in inflation rates between countries in which the Company incurs the major portion of its costs and other countries in which the Company sells its products, which may limit the Company's ability to recover increased costs, if not offset by future increase of selling prices. The Company's growth strategy includes expansion in Latin America and China, which have experienced inflationary conditions. To date, inflationary conditions have not had a material effect on the Company's operating results. However, as the Company's presence in Latin America and China increases, these inflationary conditions could have a greater impact on the Company's operating results.

SEASONALITY

          The Company's business has historically experienced a slight amount of seasonal variation, with sales in the first fiscal quarter slightly lower than, and sales in the fourth fiscal quarter slightly higher than, sales in the second and third fiscal quarters. This trend has a somewhat greater effect on income from operations than on net sales due to the effect of fixed costs.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

          The Company enters into currency forward and option contracts primarily as a hedge against anticipated foreign currency exposures and not for speculative purposes. Such contracts, which are types of financial derivatives, limit the Company's exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market values as of each balance sheet date, with the resulting unrealized gains and losses being recognized in financial income or expense, as appropriate.

          The Company may be exposed to credit losses in the event of nonperformance by the counterparties to its foreign currency forward and option contracts. The Company has no reason to believe, however, that such counterparties will not be able to fully satisfy their obligations under these contracts. At December 31, 1996, the Company had contracts maturing during 1997 to sell the equivalent of approximately $135.0 million in various currencies in exchange for Swiss francs. These contracts were used to limit its exposure to foreign currency fluctuations on anticipated future cash flows, primarily for the delivery of United States dollars, German marks, French francs, British pounds and Japanese yen in exchange for Swiss francs. At December 31, 1996, the fair value of such financial instruments, which the Company recognized as net unrealized losses, was approximately $5.1 million.

NEW ACCOUNTING STANDARDS


          Beginning January 1, 1996 the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Adoption of SFAS 121 had no effect on the Company's financial statements.


          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." The Company has yet to determine the effect of this statement on its earnings per share.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

          This Registration Statement includes forward-looking statements that reflect the Registrant current views with respect to future events and financial performance, including capital expenditures, potential cost savings from planned employee reductions and the realignment of the analytical and precision balance business in Switzerland, strategic plans and future cash sources and requirements. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words, "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Registrant undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following risks could cause actual results to differ materially from historical results or those anticipated:

     Effect Of Substantial Indebtedness On Operations And Liquidity

          The Credit Agreement and the Indenture contain a number of covenants that restrict the Company's operations. See "Liquidity and Capital Resources." The Company's ability to comply with the covenants and restrictions contained in the Credit Agreement and the Indenture may be affected by events beyond its control, including prevailing economic, financial and industry conditions.

          The Company's high degree of leverage could have important consequences including but not limited to the following: (i) the Company's ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Notes and borrowings under the Credit Agreement and other indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including investments in research and development and capital spending; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and may make the Company more vulnerable to a downturn in general economic conditions or its business or changing market conditions and regulations.

     Restrictions On Operations Under Credit Agreement And Indenture


          In connection with the Acquisition, the Company incurred a significant amount of indebtedness. At December 31, 1996, the Company's consolidated indebtedness (excluding unused commitments) was approximately $452.2 million and its shareholder's equity was approximately $12.4 million. On a pro forma basis giving the effect to the Acquisition, the Company's ratio of earnings to fixed charges for the year ended December 31, 1996 would have been 1.5x. The Company has additional borrowing capacity on a revolving credit basis under the Credit Agreement and under local working capital facilities. The Company will be required to make semiannual scheduled principal payments on the term loans under the Credit Agreement commencing in March 1997. The Company's ability to comply with the terms of the Indenture and the Credit Agreement, to make cash payments with respect to the Notes and under the Credit Agreement and to satisfy its other debt or to refinance any of such obligations will depend on the future performance of the Company, which, in turn, is subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond its control.


     Risk Of Currency Fluctuations

          The Company is subject to risks and uncertainties resulting from changes in currency exchange rates. For a discussion of these risks, see "Effect of Currency on Results of Operations."

     Risks Associated With International Operations

          The Company does business in numerous countries, including emerging markets in Asia and Latin America. In addition to currency risks discussed above, the Company's international operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, credit risk of local customers and distributors, potential difficulties in protecting intellectual property, risk of nationalization of private enterprises, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions, including the possibility of hyper-inflationary conditions, in certain countries. The Company plans to increase its presence in Latin American countries and China. As a result, inflationary conditions in these countries could have an increasingly significant effect on the Company's operating results.

          The conversion into foreign currency of funds earned in local currency through the Company's operations in the People's Republic of China and the repatriation of such funds require certain governmental approvals. Failure to obtain such approvals could result in the Company being unable to convert or repatriate earnings from its Chinese operations, which may become an increasingly important part of the Company's international operations.

     Competition; Improvements In Technology

          The markets in which the Company operates are highly competitive. Weighing markets are fragmented both geographically and by application, particularly the industrial and food retailing market. As a result, the Company competes with numerous regional or specialized competitors, many of which are well-established in their markets. Some competitors are divisions of larger companies with potentially greater financial and other resources than the Company. The Company has, from time to time, experienced price pressures from competitors in certain product lines and geographic markets.

          The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although the Company believes that it has certain technological and other advantages over its competitors, realizing and maintaining these advantages will require continued investment by the Company in research and development, sales and marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages.

     Significant Sales To Pharmaceutical And Chemical Industries

          The Company's products are used extensively in the pharmaceutical and chemical industries. Consolidation in these industries has had an adverse impact on the Company's sales in recent years. A prolonged downturn or any additional consolidation in these industries could adversely affect the Company's operating results.

     Reliance On Key Management

          Robert F. Spoerry has an employment contract with the Company and it is anticipated that all of the key management employees will have employment contracts with the Company. In addition, various members of management own a portion of the shares of nonvoting capital stock of the Registrant and will have options to purchase additional shares of such nonvoting capital stock. Nonetheless, there is no assurance that such individuals will remain with the Company. If, for any reason, such key personnel do not continue to be active in the Company's management, operations could be adversely affected. The Company has no key man life insurance policies with respect to any of its senior executives.

     Environmental Matters

          The Company is subject to various environmental laws and regulations in the jurisdiction in which it operates. For a discussion of risks relating to environmental matters, see "Environmental
Matters" above Item 1, "Business-Environmental Matters."

     Transfer Restrictions

          Transfers by current holders of the Registrant's common stock are subject to certain restrictions and requirements pursuant to subscription agreements entered into in connection with such holder's purchase of such common stock. Generally, prior to transfer, a shareholder must obtain a legal opinion stating that such transfer may be effected without registering the common stock under the Securities Act of 1933, as amended (the "Securities Act"). In the case of employees of the Company, employees may not transfer shares owned by them within three years or five years from the date of their acquisition, as the case may be. There can be no assurance that the value of the Company's common stock will remain stable during the time when stockholders are unable to sell such stock. See Item 11, "Description of Registrant's Securities to be Registered - Restrictions on Transfer."

     Voting Rights

          Voting control of the Registrant is vested in holders of Class B Common Stock. Holders of the Class A Common Stock and Class C Common Stock registered pursuant to this Registration Statement are not entitled to vote on any corporate matters, except as provided by Delaware law. As a result, holders of the Class B Common Stock will be able to elect all of the members to the Board of Directors and determine the disposition of practically all matters submitted to a vote of the Registrant's stockholders, including mergers and other extraordinary transactions and the terms thereof. See Item 11, "Description of Registrant's Securities to be Registered Restrictions on Transfer."

     No Market for Registered Securities

          There is currently no trading market for the Registrant's common stock, and the Registrant does not anticipate that there will be such a market in the foreseeable future. Consequently, shareholders may be unable to sell their shares of common stock once any applicable transfer restrictions expire and the price obtainable in such sale may be adversely affected by the lack of such trading market.

     Absence of Dividends

          The Registrant anticipates that all of its earnings in the foreseeable future will be retained to finance the continued growth and expansion of its business and has no current intention to pay cash dividends on its common stock.

ITEM 3.   PROPERTIES


          The following table lists the Company's principal operating facilities, indicating the location, primary use and whether the facility is owned or leased.

LOCATION                        PRINCIPAL USE (1)                OWNED/LEASED
------------------------------- -------------------------------- ------------

Europe:
     Greifensee/Nanikon,
     Switzerland............... Production, Corporate Headquarters    Owned
     Uznach, Switzerland....... Production                            Owned
     Urdorf, Switzerland....... Production                            Owned
     Schwerzenbach,
       Switzerland............. Production                           Leased
     Albstadt, Germany......... Production                            Owned
     Giessen, Germany.......... Production                            Owned
     Giessen, Germany.......... Sales and Service                     Owned
     Steinbach, Germany........ Sales and Service                     Owned
     Viroflay, France.......... Sales and Service                     Owned
     Beersel, Belgium.......... Sales and Service                     Owned
     Tiel, Netherlands......... Sales and Service                     Owned
     Leicester, England........ Sales and Service                    Leased

Americas:
     Worthington, Ohio......... Production                            Owned
     Spartanburg,
       South Carolina.......... Production                            Owned
     Franksville, Wisconsin.... Production                            Owned
     Ithaca, New York.......... Production                            Owned
     Wilmington,
       Massachusetts........... Production                           Leased
     Florham Park, New Jersey.. Production                           Leased
     Hightstown, New Jersey.... Sales and Service                     Owned
     Burlington, Canada........ Sales and Service                     Owned
     Mexico City, Mexico....... Sales and Service                    Leased

Other:
     Shanghai, China........... Production                  Building Owned;
                                                                Land Leased
     Changzhou, China (2)...... Production                  Building Owned;
                                                                Land Leased
     Melbourne, Australia...... Sales and Service                    Leased

------------------------

(1) The Company also conducts research and development activities at certain of the listed facilities in Switzerland, Germany, the United States and, to a lesser extent, China.

(2)  Held by a 60%-owned joint venture.


          The Company believes its facilities are adequate for its current and reasonably anticipated future needs.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information with respect to the beneficial ownership of the capital stock of the Registrant by (i) each director of the Registrant, (ii) the Registrant's Chief Executive Officer and the four other most highly compensated executives (collectively, the "Named Executives") and (iii) all directors and executive officers of the Registrant as a group:


                                           CLASS A NON-VOTING          CLASS B VOTING          CLASS C NON-VOTING
                                              COMMON STOCK            COMMON STOCK (1)            COMMON STOCK
                                           -------------------      ------------------        -------------------
                                           NUMBER OF    % OF        NUMBER OF    % OF         NUMBER OF    % OF
NAME                                        SHARES      CLASS       SHARES       CLASS         SHARES      CLASS
----------------------------------------   ---------   -------     ---------    -------       ---------   -------

DIRECTORS AND EXECUTIVE OFFICERS:
  Robert F. Spoerry...................       26,873       1.4%          0            %           7,678        1.4%
  Fred Ort............................        4,726        *            0            *           1,350         *
  Karl M. Lang........................        4,726        *            0            *           1,350         *
  Lukas Braunschweiler................        4,726        *            0            *           1,350         *
  John D.  Robechek...................        4,055        *            0            *           1,159         *
  Philip Caldwell (2).................        4,644        *            0            *           3,492         *
  Reginald H. Jones...................        1,161        *           70           7.0          2,472         *
  John D. Macomber....................        1,161        *           65           6.5          2,250         *
  Laurence Z.Y. Moh...................       23,218       1.2           0            *           5,134         *
  Thomas P. Salice (2)................        3,701        *            0            *          36,007        6.7
  Alan W. Wilkinson (2)...............        3,701        *            0            *          36,007        6.7
  All directors and executive officers
    as a group (14 persons (3)).......       94,075      4.94%        135          13.5%       101,501      18.85%

------------------------

*    Less than 1%


(1) AEA Investors owns 49.0% of the Class B voting common stock of the Registrant. AEA Investors' address is 65 East 55th Street, New York,
New York 10022.


(2) Includes shares held by, or in trust for, members of such individual's family for which Messrs. Caldwell, Salice and Wilkinson disclaim beneficial ownership. Does not include shares held by AEA
Investors, of which Messrs. Salice and Wilkinson are officers.

(3)  Includes William Donnelly, who became Vice President, Chief
Financial Officer, Treasurer and Assistant Secretary on April 1, 1997, and Fred Ort who ceased to be an executive officer on April 1, 1997 but who remains a non-executive officer.


ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

          The directors and executive officers of the Registrant are set forth below. All directors hold office until the annual meeting of stockholders following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion thereof.


NAME                         AGE     POSITION
------------------------    -------  ------------------------------
Robert F. Spoerry            41      Director; President and Chief
                                      Executive Officer
William Donnelly             35      Vice President, Chief Financial
                                      Officer, Treasurer and
                                      Assistant Secretary
Karl M. Lang                 50      Head, Laboratory Division
Lukas Braunschweiler         41      Head, Industrial and Retail (Europe)
John D. Robechek             48      Head, Industrial and Retail (Americas)
Peter Burker                 51      Head, Human Resources
Thomas Rubbe                 43      Head, Logistics and Information Systems
Philip Caldwell              77      Director; Chairman of the Board
Reginald H. Jones            79      Director
John D. Macomber             69      Director
Laurence Z.Y. Moh            71      Director
Thomas P. Salice             36      Director
Alan W. Wilkinson            41      Director


          Robert F. Spoerry has been President and Chief Executive Officer of the Company since 1993. He served as Head, Industrial and Retail (Europe) of the Company from 1987 to 1993. Mr. Spoerry has been a Director since October 1996.

          William Donnelly has been Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Registrant and Chief Financial Officer of the Company since April 1, 1997. Prior to joining the Company, he was Group Vice President and Chief Financial Officer and was an Executive Committee member of Elsag Bailey Process Automation ("Elsag Bailey"), a global manufacturer of instrumentation and analytical products, and developer of distributed control systems. Mr. Donnelly joined Elsag Bailey in 1993 and held various senior financial positions during that period. Prior to joining Elsag Bailey, Mr. Donnelly was associated with the international accounting firm of Price Waterhouse.

          Karl M. Lang has been Head, Laboratory Division of the
Company since 1994. From 1991 to 1994 he was based in Japan as a representative of senior management with responsibility for expansion of the Asian operations.

          Lukas Braunschweiler has been Head, Industrial and Retail (Europe) of the Company since 1995. From 1992 until 1995, he held various senior management positions with the Landis & Gyr Group, a manufacturer of electrical meters. Prior to August 1992 he was a Vice President in the Technology Group of Saurer Group, a manufacturer of textile machinery.

          John D. Robechek has been Head, Industrial and Retail (Americas) of the Company and President of Mettler-Toledo, Inc., a U.S.-based subsidiary of the Company, since 1995. From 1990 through 1994 he served as Senior Vice President and managed all of the Company's U.S. subsidiaries.

          Peter Burker has been Head, Human Resources of the Company since 1994. From 1992 to 1994 he was Mettler-Toledo's General Manager in Spain, and from 1989 to 1991 he headed the Company's operations in Italy.

          Thomas Rubbe has been Head, Logistics and Information
Systems of the Company since 1995. From 1990 to 1995, he was head of Controlling, Finance and Administration with the Company's German marketing organization.

          Philip Caldwell has been a Director and Chairman of the Board since October 1996. Mr. Caldwell has been Senior Managing Director of Lehman Brothers Inc. and its predecessor, Shearson Lehman Brothers Holdings Inc., since 1985. Mr. Caldwell spent 32 years at Ford Motor Company where he was Chairman of the Board of Directors and Chief Executive Officer from 1980 to 1985 and a Director from 1973 through 1990. Mr. Caldwell is a Director of Lehman Brothers Inc., Zurich Holding Company of America, Inc., Zurich Reinsurance Centre Holdings, Inc., American Guarantee & Liability Insurance Company (a Zurich affiliate), The Mexico Fund, Waters Corporation and Russell Reynolds Associates, Inc. He has served as a Director of the Chase Manhattan Bank Corporation, the Chase Manhattan Bank, N.A., Digital Equipment Corporation, Federated Department Stores Inc., the Kellogg Company, Shearson Lehman Brothers Holdings Inc., CasTech Aluminum Group Inc. and Specialty Coatings International Inc.

          Reginald H. Jones has been a Director since October 1996. Mr. Jones retired as Chairman of the Board of Directors of General Electric Company ("General Electric") in April 1981. At General Electric, he served as Chairman of the Board of Directors and Chief Executive Officer from December 1972 through April 1981, President from June 1972 to December 1972 and a Director from August 1971 to April 1981. Mr. Jones is also a Director of ASA Limited and Birmingham Steel Corporation.

          John D. Macomber has been a Director since October 1996. He has been a principal of JDM Investment Group since 1992. He was Chairman and President of the Export-Import Bank of the United States (an agency of the U.S. Government) from 1989 to 1992. From 1973 to 1986 Mr. Macomber was Chairman and Chief Executive Officer of Celanese Corporation. Prior to that, Mr. Macomber was a Senior Partner of McKinsey & Company. Mr. Macomber is also a Director of Textron Inc., Bristol-Myers Squibb Company, Xerox Corporation, Lehman Brothers Holdings Inc. and Pilkington plc.

          Laurence Za Yu Moh has been a Director since October 1996. He is Chairman Emeritus of Universal Furniture Limited, which he founded in 1959.

          Thomas P. Salice has been a Director since October 1996. He is a Managing Director of AEA Investors and has been associated with AEA Investors since June 1989. Mr. Salice is also a Director of Waters Corporation.

          Alan W. Wilkinson has been a Director since October 1996. He has been a Managing Director of AEA Investors since September 1989. Prior to his association with AEA Investors, Mr. Wilkinson was a Vice President in the Merchant Banking and Mergers and Acquisitions divisions of Lehman Brothers Inc.

ITEM 6. EXECUTIVE COMPENSATION

          The following table sets forth the compensation paid to or accrued for services performed by the Named Executives for the years ended December 31, 1995 and 1996.


                         SUMMARY COMPENSATION TABLE (1)

                                                                                             LONG TERM
                                                                                           COMPENSATION
                                                         ANNUAL COMPENSATION           ---------------------
                                                ------------------------------------        SECURITIES
                                                                        OTHER ANNUAL        UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION       YEAR     SALARY    BONUS (2)    COMPENSATION        OPTIONS (#)      COMPENSATION
-------------------------------------------------------------------------------------------------------------------------

Robert F. Spoerry, President and Chief  1996     $ 435,135  $276,521       $8,857(3)           83,279        $  124,431
    Executive Officer.................  1995       289,343    85,871          --                300(4)           54,346(5)
Fred Ort, Head, Finance and Control...  1996       207,221    99,325          --                6,246            52,745
                                        1995       227,284    69,701          --                 --              70,804(5)
Karl M. Lang, Head, Laboratory........  1996       212,997    88,375          --               16,656            61,901
                                        1995       228,427    38,071          --                 --              60,321(5)
Lukas Braunschweiler, Head, Industrial  1996       210,893    66,162          --               16,656            62,482
    and Retail (Europe)...............  1995       228,427    25,381          --                ---              50,460(5)
John D.  Robechek, Head, Industrial     1996       233,754    88,137          --               16,656             6,215
    and Retail (Americas).............  1995       225,000    40,563          --                 --               6,168(6)

------------------------

(1)  Amounts paid in Swiss francs (all amounts except those paid to Mr.
Robechek) converted to U.S. dollars at a rate of SFr 1.182 to U.S.
$1.00 for 1995 and SFr 1.2355 to U.S. $1.00 for 1996, in each case the average exchange rate during such year.

(2) Does not include Ciba bonuses to the Named Executives for services rendered to Ciba in connection with its efforts to sell the Company.

(3) Represents additional compensation paid to fully offset, after payment of all taxes and social security contributions, interest charged to Mr. Spoerry on a loan to Mr. Spoerry from Mettler-Toledo
AG, a subsidiary of the Company. See Item 13.

(4) Option to purchase the specified number of shares of Ciba common stock at an exercise price of SFr 750 ($665 at the date of grant) per share. The fair market value at the date of grant was SFr 764 ($678) per share.

(5)  Represents Company contributions to the Mettler-Toledo Fonds (a
Swiss pension plan similar to a defined contribution plan under U.S.
law). Fifty percent of the amount shown is a required employee contribution under the plan which the Company has contributed on behalf of the Named Executives, and the other 50% is a required matching employer contribution.

(6) Includes $1,024 for the value of group life insurance over $50,000, $4,500 for the Company's contribution to Mr. Robechek's
401(k) plan account and $644 for Mr. Robechek's profit sharing payout under the Company's Performance Dividend Plan.


                                          OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                    INDIVIDUAL GRANTS
                                                    -----------------

                                                                                          POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF         % OF TOTAL                                   ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES        OPTIONS/SARS     EXERCISE/                PRICE APPRECIATION FOR OPTION/SAR
                          UNDERLYING         GRANTED TO         BASE                              TERM (2)
                         OPTIONS/SARS       EMPLOYEES IN       PRICE     EXPIRATION   ---------------------------------
        NAME            GRANTED (#)(1)      FISCAL YEAR        ($/SH)       DATE          5%($)              10% ($)
----------------------  --------------      ------------     ---------   ----------   ------------         ----------

Robert F. Spoerry           83,279             29.85            100         2006        5,237,372          13,272,528
Fred Ort                     6,246              2.24            100         2006          392,808             995,452
Karl M. Lang                16,656              5.97            100         2006        1,046,858           2,652,944
Lukas Braunschweiler        16,656              5.97            100         2006        1,046,858           2,652,944
John D. Robechek            16,656              5.97            100         2006        1,046,858           2,652,944


(1) All Options are to purchase shares of Class A Common Stock of the Registrant.

(2) The assumed annual rates of appreciation over the term of the option are set forth in accordance with rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock appreciation price.



                                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                          AND OPTION/SAR VALUES AS OF DECEMBER 31, 1996
                                          ---------------------------------------------

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                            SHARES                        OPTIONS/SARS AT FISCAL           IN-THE-MONEY OPTIONS/SARS
                          ACQUIRED ON       VALUE                YEAR-END                      AT FISCAL YEAR-END
                           EXERCISE       REALIZED                  (#)                              ($) (1)
                                                      ------------------------------   ---------------------------------
        NAME                  (#)            ($)      EXERCISABLE      UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----------------------    -----------    ---------    -----------      -------------     -----------       -------------

Robert F. Spoerry              0             0             0               83,279             0                  0
Fred Ort                       0             0             0                6,246             0                  0
Karl M. Lang                   0             0             0               16,656             0                  0
Lukas Braunschweiler           0             0             0               16,656             0                  0
John D. Robechek               0             0             0               16,656             0                  0

------------------------

(1) There is no market value for the Class A Common Stock of the Registrant. Estimated value, as determined by the Registrant, at December 31, 1996 does not exceed the exercise price.


EMPLOYMENT AGREEMENTS; STOCK OPTIONS; MANAGEMENT EQUITY

          Mettler-Toledo AG, a subsidiary of the Company, entered into an employment agreement (the "Agreement") with Robert F. Spoerry (the "Executive") dated as of October 30, 1996. The Agreement provides for annual base salary of SFr 560,000 ($435,135 at December 31, 1996), which may be increased from time to time in accordance with the Company's normal business practices, and for participation in the Company's bonus plan. In addition, the Agreement provides for payment of the amount necessary, after payment of all taxes and social security contributions, to fully offset the interest charged to the Executive on a certain loan to the Executive. See Item 7, "Certain Relationships and Related Transactions" for a description of the loan. The Agreement prohibits the Executive from competing with the Company for a period of twenty-four months after termination of employment. The Agreement may be terminated without cause, on thirty-six months notice during which period the Executive is entitled to full compensation under the Agreement.

          The Company expects to negotiate new employment agreements with the other Named Executives. Base salary of executive officers under these agreements in the aggregate will not be materially different from historical practice. The agreements will also include bonuses contingent on meeting performance objectives in amounts to be determined.

COMPENSATION OF DIRECTORS

          All members of the Board of Directors of the Registrant who are officers of the Company or employees of AEA Investors will not receive additional compensation for being on the Board or its committees. Mr. Caldwell purchased 2,856 shares of Class C Common Stock and each of Messrs. Jones, Macomber and Moh purchased 1,905 shares of Class C Common Stock for being on the Board or its committees and, in Mr. Caldwell's case, being Chairman of the Board.

RETIREMENT PLANS

          Mr. Robechek is covered under two pensions plans, the Mettler-Toledo Retirement Plan and the Mettler-Toledo Supplemental Retirement Income Plan. Benefits under these plans are determined by career average compensation rather than final compensation. The annual accrual for each year under both plans is the difference of 2% of annual compensation in a plan year and 0.6% of the lesser of annual compensation or covered compensation (defined under the plans as the average of the Social Security Taxable Wage Bases in effect for each calendar year during the 35-year period ending on the last day of a given plan year). The Mettler-Toledo Retirement Plan includes all compensation up to the qualified plan limitations under the Internal Revenue Code of 1986, as amended ($150,000 per year in 1996) and the Mettler-Toledo Supplemental Retirement Income Plan pays for benefits in excess of these limits. The accrued annual benefit payable to Mr. Robechek under the Mettler-Toledo Retirement Plan is $45,693 and the accrued annual benefit under the Mettler-Toledo Supplemental Plan is $11,329, for a total annual retirement benefit of $57,022.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The following directors served on the Registrant's Compensation Committee during the fiscal year ended December 31, 1996:
Reginald H. Jones, Laurence Z. Y. Moh and Thomas P. Salice. Mr. Salice also served as an officer of the Registrant and certain of its subsidiaries during such fiscal year. Mr. Salice is an officer of AEA Investors, a stockholder of the Registrant. See Item 7, "Certain Relationships and Related Transactions" for a description of relationships between AEA Investors and the Registrant.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          AEA Investors and the Company have entered into a Management Agreement pursuant to which AEA Investors provides management, consulting and financial services to the Company. Services are expected to be provided in such areas as the preparation and evaluation of strategic, operating, financial and capital plans and the development and implementation of compensation and other incentive programs. Such services will be provided by the executive staff of AEA Investors. In consideration of such services, AEA Investors is entitled to an annual fee of $1.0 million, plus reimbursement for certain expenses and indemnification against certain liabilities. The agreement further provides that in the event the Company employs any employee of AEA Investors as an officer of the Company or otherwise, and such employment includes a substantial amount of such employee's time, the Company will compensate such employee at a reasonable rate. The Company believes that the terms of these management arrangements are as favorable as could be obtained from an unaffiliated third party. In connection with the Acquisition and in consideration of services by AEA Investors in arranging, structuring and negotiating the terms of the Acquisition and the related financing transactions, the Company paid AEA Investors a transaction fee of $5.5 million and reimbursed AEA Investors for certain related expenses.

          Management and other employees of the Company have contributed approximately $12 million of the equity of the Registrant. For information regarding the number of shares purchased by each Named Executive, see Item 4, "Security Ownership of Certain Beneficial Owners and Management." Each share of Class A Common Stock was purchased for $100 per share and each share of Class C Common Stock was purchased for approximately $.03 per share.

          On October 7, 1996, in order to fund a portion of the purchase price for the shares purchased by Mr. Spoerry, Mettler-Toledo AG entered into a Loan Agreement with Mr. Spoerry, in the amount of SFr 1.0 million ($742,000 at December 31, 1996). The loan bears interest at a rate of 5% and is payable upon demand, which may not be made until seven years after the date of the loan.

ITEM 8.   LEGAL PROCEEDINGS

          The Company is subject to routine litigation incidental to its business. The Company is currently not involved in any legal proceeding that it believes could have a material adverse effect upon its financial condition or results of operations. See "Environmental Matters" under Item 1 for information concerning legal proceedings relating to certain environmental claims.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     (a) Market Information.

          There is no established trading market for any equity securities of the Registrant. On the date hereof with respect to the common equity of the Registrant (i) there are outstanding options or warrants to purchase 291,488 shares of Class A Common Stock of the Registrant, (ii) due to contractual restrictions and the limitations of Rule 144 of the Securities Act, there are no shares that could be sold without restriction or that the Registrant has agreed to register under the Securities Act for sale by security holders, and (iii) there are no shares that are being, or have been publicly proposed to be, publicly offered by the Registrant. See Item 11, "Description of Registrant's Securities to be Registered - Common Stock - Restrictions on Transfer."

     (b)  Holders.

          On the date hereof, there are approximately (i) 832 holders of the Class A Common Stock of the Registrant, (ii) 9 holders of the Class B Common Stock of the Registrant, and (iii) 843 holders of the Class C Common Stock of the Registrant.

     (c)  Dividends.

          The Registrant has never paid any dividends on its common stock. Since the only assets of the Registrant are those resulting from its ownership of 100% of the outstanding common stock of Mettler-Toledo Holding Inc., which has no assets other than those resulting from its ownership of 100% of the outstanding common stock of Mettler-Toledo Inc., and since Mettler-Toledo, Inc. is prohibited from paying dividends to Mettler-Toledo Holding, Inc., subject to certain limited exceptions, the Registrant does not expect to have any assets to distribute to its security holders in the foreseeable future. See Item 2, "Financial Data" "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

          From the date of its incorporation until the issuances of common stock which occurred beginning in October 1996, the Registrant issued common stock to certain members of senior management, the investor-participants of AEA Investors and AEA Investors for approximately $.03 per share. In connection with the Acquisition, the Registrant effected a recapitalization pursuant to which such common stock was converted into Class B Common Stock or Class C Common Stock, as the case may be.


          1. In October 1996, the Registrant issued 1,803,489 shares of Class A Common Stock for an aggregate consideration of $180,348,900, 50 shares of Class B Common Stock for an aggregate consideration of approximately $2, and 172,376 shares of Class C Common Stock for an aggregate consideration of approximately $5,171. The shares were offered and sold to executive officers of the Company and the management and investor-participants of AEA Investors in reliance on Rule 506 of Regulation D and Section 4(2) under the Securities Act.


          2. In October 1996, the Registrant issued 8,843 shares of Class A Common Stock for an aggregate consideration of $884,300, and 2,526 shares of Class C Common Stock for an aggregate consideration of approximately $76. The shares were offered and sold in reliance on Rule 701 under the Securities Act and were sold pursuant to a written compensatory benefit plan to employees of the Registrant and its subsidiaries.


          3. In October 1996, the Registrant issued 16,578 shares of Class A Common Stock for an aggregate consideration of $1,657,800, and 4,738 shares of Class C Common Stock for an aggregate consideration of approximately $142. The shares were offered and sold in reliance on Rule 903 under the Securities Act outside the United States to employees of the Company who represented that they were non U.S. persons.



          4. In December 1996, the Registrant issued 25,750 shares of Class A Common Stock for an aggregate consideration of $2,575,000, and 11,885 shares of Class C Common Stock for an aggregate consideration of approximately $357. The shares were offered and sold to executive officers of the Company and the management and investor-participants of AEA Investors in reliance on Rule 506 of Regulation D under the Securities Act.


          5. In December 1996, the Registrant issued 8,620 shares of Class A Common Stock for an aggregate consideration of $862,000, and 2,472 shares of Class C Common Stock for an aggregate consideration of approximately $74. The shares were offered and sold in reliance on Rule 701 under the Securities Act and were sold pursuant to a written compensatory benefit plan to employees of the Registrant and its subsidiaries.


          6. In December 1996, the Registrant issued 36,499 shares of Class A Common Stock for an aggregate consideration of $3,649,900, and 10,401 shares of Class C Common Stock for an aggregate consideration of approximately $312. The shares were offered and sold in reliance on Rule 903 under the Securities Act outside the United States to employees of the Company who represented that they were non U.S. persons.



          7. In April 1997, the Registrant issued 3,000 shares of Class A Common Stock for an aggregate consideration of $300,000, and 857 shares of Class C Common Stock for an aggregate consideration of approximately $26. The shares were offered and sold to an executive officer of the Company in reliance on Rule 506 of Regulation D under the Securities Act.



          The sales described in items 1, 4 and 7 were made to (i) individuals who represented that they were accredited investors, (ii) executive officers of the Company, or (iii) employees of AEA Investors (who numbered fewer than 35 and) who the Company believes have knowledge and experience in financial and business matters sufficient to be capable of evaluating the merits and risks of purchasing the securities issued.


ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          The following brief description of the Registrant's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provision of the Registrant's Restated Certificate of Incorporation, as amended (the "Registrant's Certificate of Incorporation") and By-Laws (the "Registrant's By-Laws").

          As of the date hereof, the authorized capital stock of the Registrant consists of 2,778,755 shares of Common Stock, $.01 par value, of which 2,235,896 shares are designated as Class A Common Stock, 1,000 shares are designated as Class B Common Stock and 541,859 shares are designated as Class C Common Stock. As of the date hereof, the Registrant had outstanding 1,902,779 shares of Class A Common Stock, 1,000 shares of Class B Common Stock and 538,592 shares of Class C Common Stock, and an additional 291,488 shares of Class A Common Stock were issuable upon exercise of outstanding employee stock options.

COMMON STOCK

          Holders of common stock of the Registrant have no preemptive, subscription or redemption rights. Except for the Class A dividend and distribution preference and the Class B voting rights (each as described below), the three classes of common stock of the Registrant have identical rights under the Registrant's Certificate of Incorporation and By-Laws.

          Preference. Dividends or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Registrant or not paid out of the current and accumulated earnings and profits shall be paid in the following manner: First, exclusively to the holders of the shares of Class A Common Stock, ratably to each such holder, until the sum of all dividends and distributions to each holder of Class A Common Stock equals $100 for each share of Class A Common Stock held by such holder. After each holder of shares of Class A Common Stock shall have received dividends and distributions totaling $100, then exclusively to the holders of the shares of Class B Common and Class C Common Stock ratably to each such holder until the sum of all dividends and distributions to each holder of Class B Common Stock and/or Class C Common Stock equals $100 for each share of Class B Common Stock and/or Class C Common Stock held by such holder. After each holder of Class B Common Stock and Class C Common Stock shall have received such dividends and distributions, then to all holders of Class A Common Stock, Class B Common Stock and/or Class C Common Stock, ratably to each holder of such shares.

          Voting. The entire voting power of the Registrant's common stock is vested exclusively in the Class B Common Stock. Each holder of shares of the Class B Common Stock shall be entitled to one vote for each share of the Class B Common Stock.

          Restrictions on Transfer. Transfers by holders of the Registrant's common stock (the "Restricted Securities") are restricted pursuant to subscription agreements entered into in connection with such holder's purchase of such Restricted Securities. See Item 2, "Financial Information - Forward Looking Statements and Associated Risks - Transfer Restrictions."

          Section 203 of the DGCL. The Registrant is a Delaware corporation and is subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined as a person who is the owner of 15% or more of a corporation's voting stock, or who, as an affiliate or associate of a corporation, was the owner of 15% or more of that corporation's voting stock within the prior three years) from engaging in a "business combination" (as defined under the DGCL) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction or the business combination in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the "interested stockholder." A "business combination" generally includes mergers, stock or assets sales and other transactions resulting in a financial benefit to the "interested stockholders."

CERTAIN CHARTER AND BY-LAW PROVISIONS

          Director's Liability. The Registrant's Certificate of Incorporation provides that to the fullest extent permitted by the DGCL as it currently exists or may be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. See
Item 12, "Indemnification of Officers and Directors."

REGISTRATION RIGHTS

          Current holders of the Registrant's common stock (other than certain members of senior management) have rights to require the Registrant to register such shares of common stock for resale pursuant to subscription agreements pursuant to which they acquired their shares. If no securities of the Registrant have theretofore been sold pursuant to a registration statement under the Securities Act, upon the request of persons owning at least 51% of the sum of all outstanding shares of the Class A Stock, the Class B Stock and the Class C Stock which are then Restricted Securities, the Registrant would be required to register the sale of such securities, subject to certain limitations and requirements. After securities of the Registrant have been sold pursuant to a registration statement under the Securities Act, upon the request of persons owning at least 25% of the sum of all outstanding shares of the Class A Stock, the Class B Stock and the Class C Stock which are then Restricted Securities and which have a value of at least $5,000,000, the Registrant would be required to register the sale of such securities, subject to certain limitations and requirements. The Registrant is not required to file any registration statement within six months of the effective date of any earlier registration statement and is not required to file more than three registration statements pursuant to such requests. In addition, under certain circumstances, should the Registrant file a registration statement with the Securities and Exchange Commission registering shares of the common stock of the Registrant, the owners of Restricted Securities would be entitled to include their Restricted Securities in such registration.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Registrant, as a Delaware corporation, is empowered by
Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Registrant or his serving at the request of the Registrant as a director, officer, employee or agent of another company or other entity. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant's By-Laws provide for indemnification by the Registrant of its directors and officers to the full extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, the Registrant has purchased insurance on behalf of its present and former directors and officers against liabilities asserted against and incurred by them in such capacity or arising out of their status as such.

          Pursuant to specific authority granted by Section 102 of the DGCL, the Registrant's Certificate of Incorporation contains the following provision regarding indemnification of directors:

          "To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director."

          The Registrant's By-Laws contain the following provision regarding indemnification of directors and officers:

          "The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise."

          The Registrant has entered into agreements to provide indemnification for their directors and certain officers in addition to the indemnification provided for in the Registrant's By-Laws. These agreements, among other things, indemnify the directors, to the fullest extent provided by Delaware law, for certain expenses (including attorneys' fees), losses, claims, liabilities, judgments, fines and settlement amounts incurred by such indemnitee in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of any affiliate of the Registrant, or as a director or officer of any other company or enterprise that the indemnitee provides services to at the request of the Registrant.

          The Management Agreement between the Company and AEA
Investors provides for indemnification of employees of AEA Investors who serve as directors of the Registrant.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


          The financial statements required by this item are set forth on pages F-1 through F-41 and the related financial schedules are set forth on pages S-1 through S-8.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          Not Applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements Filed as Part of this Report:


          1. Financial Statements. See Index to Financial Statements included on page F-1.


          2.   Financial Statements Schedules. See "Schedule I -
               Condensed Financial Information of Registrant" and
               "Schedule II - Valuation and Qualifying Accounts" included on pages S-1 through S-8.

(b)  Exhibits Filed as Part of this Report.


          1. List of Exhibits. See Index of Exhibits included on pages E-1 through E-3.


                              SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    MT Investors Inc.
                                       (Registrant)



Date:  June 30, 1997                By:   /s/ William P. Donnelly
                                          -----------------------
                                          William P. Donnelly
                                          Vice President, Chief Financial
                                          Officer and Treasurer


                           INDEX OF EXHIBITS
                           -----------------
                                                  Page Number or
 Exhibit No.      Description                Incorporation by Reference
 -----------      -----------                --------------------------
  2.1       Stock Purchase Agreement      Filed as Exhibit 2.1 to the
            between AEA-MT Inc., AG fur   Registration Statement, as amended,
            prazisionsinstrumente and     on Form S-1, of the Company (Reg.
            Ciba-Geigy AG, as amended     No. 33-09621) and incorporated
                                          herein by reference.

  2.2       Share Sale and Purchase       Filed as Exhibit 2 to the Current
            Agreement, dated May 30,      Report on Form 8-K of Mettler-
            1997, among Safeline Holding  Toledo Holding Inc. dated June 3,
            Company and Mettler-Toledo    1997 and incorporated herein by
            Inc. (a Canadian              reference.
            corporation), Safeline
            Limited and each of the
            Sellers named therein



 3.1.1*     Restated Certificate of
            Incorporation of MT Investors
            Inc. dated October 11, 1996



 3.1.2*     Certificate of Amendment of
            Restated Certificate of
            Incorporation of MT Investors
            Inc. dated October 15, 1996



 3.1.3*     Certificate of Amendment of
            Restated Certificate of
            Incorporation of MT Investors
            Inc. dated April 1, 1997



   3.2*     By-laws of MT Investors Inc.


   4.1      Indenture dated as of October Filed as Exhibit 4.1 to the Current
            15, 1996, among MT            Report on Form 8-K of Mettler-
            Acquisition Corp., as Issuer, Toledo Holding Inc. dated October Mettler-Toledo Holding Inc., 30, 1996 and incorporated herein by as Note Guarantor, and United by reference.
            States Trust Company of New
            York, as Trustee

   4.2 First Supplemental Indenture Filed as Exhibit 4.2 to the Current dated as of October 15, 1996, Report on Form 8-K of Mettler-
            among Mettler-Toledo, Inc.,   Toledo Holding Inc. dated October
            Mettler-Toledo Holding Inc.,  30, 1996 and incorporated herein
            as Note Guarantor, and        by reference.
            United States Trust Company
            of New York, as Trustee

  10.1      Credit Agreement, dated as    Filed as Exhibit 99.1 to the
            of October 15, 1996, between  Current Report on Form 8-K of
            MT Acquisition Corp. and      Mettler-Toledo Holding Inc. dated
            Mettler-Toledo Holding AG,    October 30, 1996 and incorporated
            as borrowers, and Merrill     herein by reference.
            Lynch Capital Corporation,
            as document agent and the
            lenders party thereto


  10.2      Credit Agreement Amendment    Filed as Exhibit 10.2 to the Annual
            No. 1 dated as of January 14, Report on Form 10-K of Mettler-1997 between MT Acquisition, Toledo Holding Inc. dated March 31,
            Mettler-Toledo Holding Inc.   1997 and incorporated herein by
            and Mettler-Toledo Holding,   reference.
            AG, as borrowers, and Merrill
            Lynch & Co., Merrill Lynch,
            Pierce Fenner & Smith Inc.,
            as document agent and the
            lenders party thereto

  10.3      Management Consulting         Filed as Exhibit 10.3 to the Annual
            Agreement dated as of October Report on Form 10-K of Mettler-
            15, 1996 between Mettler-     Toledo Holding Inc. dated March 31,
            Toledo, Inc. and AEA          1997 and incorporated herein by
            Investors Inc.                reference.

  10.4      Employment Agreement          Filed as Exhibit 10.4 to the Annual
            between Robert F. Spoerry and Report on Form 10-K of Mettler-
            Mettler-Toledo AG, dated as   Toledo Holding Inc. dated March 31,
            of October 30, 1996           1997 and incorporated herein by
                                          reference.

  10.5      Loan Agreement between Robert Filed as Exhibit 10.5 to the Annual
            F. Spoerry and Mettler-Toledo Report on Form 10-K of Mettler-
            AG, dated as of October 7,    Toledo Holding Inc. dated March 31,
            1996                          1997 and incorporated herein by
                                          reference.

  10.6     MT Investors Inc. Stock Option Filed as Exhibit 10.6 to the Annual
           Plan Report on Form 10-K of Mettler-Toledo Holding Inc. dated March 31, 1997 and incorporated herein by reference.

  10.7     Mettler Toledo Performance-    Filed as Exhibit 10.7 to the Annual
           Oriented Bonus System (POBS),  Report on Form 10-K of Mettler-
           effective as of 1993           Toledo Holding Inc. dated March 31,
                                          1997 and incorporated herein by
                                          reference.

  10.8     Mettler Toledo POBS Plus --    Filed as Exhibit 10.8 to the Annual
           Incentive Scheme for Senior    Report on Form 10-K of Mettler-
           Management of Mettler Toledo,  Toledo Holding Inc. dated March 31,
           dated as of November 4, 1996   1997 and incorporated herein by
                                          reference.


  10.9     Amended and Restated Credit
           Agreement, dated as of October
           15, 1996 between Mettler-Toledo
           Inc., Mettler-Toledo Holding AG,
           as Borrowers, Safeline Holding
           Company as UK Borrower, Mettler-
           Toledo, Inc. as Canadian Borrower
           and Merrill Lynch & Co. as
           Arranger and Documentation Agent,
           and the Lenders thereto, Amended
           and Restated as of May 29, 1996.


  21.1*    Subsidiaries of the Registrant

  27.1     Financial Data Schedule



*  Previously filed.



                                MT INVESTORS INC.

                          INDEX TO FINANCIAL STATEMENTS


Audited Consolidated Financial Statements:                            Page
-----------------------------------------                             ----
Independent Auditors' Report                                           F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996           F-3

Consolidated Statements of Operations for the years ended
  December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to
  December 31, 1996                                                    F-5

Consolidated Statements of Changes in Net Assets / Shareholders'
  Equity for the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 and for the
  period October 15, 1996 to December 31, 1996                         F-6

Consolidated Statements of Cash Flows for the years ended
  December 31, 1994 and 1995 and for the period January 1,
  1996 to October 14, 1996 and for the period October 15, 1996
  to December 31, 1996                                                 F-8


Notes to Audited Consolidated Financial Statements                     F-10



Unaudited Interim Consolidated Financial Statements:



Interim Consolidated Balance Sheets as of December 31, 1996
  and March 31, 1997                                                   F-34



Interim Consolidated Statements of Operations for the
  three months ended March 31, 1996 and 1997                           F-36



Interim Consolidated Statements of Changes in Net Assets /
  Shareholders' Equity for the three months ended
  March 31, 1996 and 1997                                              F-37



Interim Consolidated Statements of Cash Flows for the
  three months ended March 31, 1996 and 1997                           F-39



Notes to the Interim Consolidated Financial Statements                 F-40


Financial Statement Schedules:
         Schedule I - Condensed Financial Information of Registrant    S-1
         Schedule II - Valuation and Qualifying Accounts               S-8


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MT Investors Inc.


We have audited the accompanying consolidated balance sheets of MT Investors Inc. and subsidiaries (as defined in Note 1 to the Audited Consolidated Financial Statements) as of December 31, 1995 and 1996 and the related consolidated statements of operations, net assets/shareholders' equity and cash flows for each of the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996, the Predecessor periods, and for the period October 15, 1996 to December 31, 1996, the Successor period. In connection with our audits of the Audited Consolidated Financial Statements, we also have audited the financial statement schedules as listed in the accompanying index. These Audited Consolidated Financial Statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these Audited Consolidated Financial Statements and financial statement schedules based on our audits.


We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the Audited Consolidated Financial Statements referred to above present fairly, in all material respects, the consolidated financial position of MT Investors Inc. and subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996, the Predecessor periods, and for the period October 15, 1996 to December 31, 1996, the Successor period, in conformity with generally accepted accounting principles in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic Audited Consolidated Financial Statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



As more fully described in Note 1 to the Audited Consolidated Financial Statements, MT Investors Inc. acquired the Mettler-Toledo Group as of October 15, 1996 in a business combination accounted for as a purchase. As a result of the acquisition, the Audited Consolidated Financial Statements for the Successor period are presented on a different basis of accounting than that of the Predecessor periods, and therefore are not directly comparable.


KPMG Fides Peat



Zurich, Switzerland
April 18, 1997


                                 MT INVESTORS INC.

                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except per share data)

                                                           Predecessor    Successor
                                                           -----------   ------------
                                                           December 31,  December 31,
                                                               1995          1996
                                                           -----------   ------------
                  ASSETS
Current assets:
  Cash and cash equivalents                                  $ 41,402    $ 60,696
  Due from Ciba and affiliates                                 33,072        --
  Trade accounts receivable, less allowances of
    $9,292 in 1995 and $8,388 in 1996                         159,218     151,161
  Inventories                                                 110,986     102,526
  Deferred taxes                                                6,180       7,565
  Other current assets                                         21,469      17,268
                                                             --------    --------
    Total current assets                                      372,327     339,216

Property, plant and equipment, net                            241,018     255,292
Excess of cost over net assets acquired, net of
    accumulated amortization of $17,268 in 1995
    and $982 in 1996                                           84,425     135,490
Long-term deferred taxes                                       14,312       3,916
Other assets                                                   12,012      37,974
                                                            ---------   ---------
       Total assets                                          $724,094    $771,888
                                                            =========   =========


                           MT INVESTORS INC.

               CONSOLIDATED BALANCE SHEETS--(Continued)
                 (in thousands, except per share data)

                                                         Predecessor      Successor
                                                         -----------     ------------
                                                         December 31,    December 31,
                                                            1995            1996
                                                         ------------    ------------

                  LIABILITIES AND NET ASSETS/SHAREHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                                  $ 34,389        $ 32,797
    Accrued and other liabilities                            107,118         115,314
    Taxes payable                                             11,737          17,580
    Deferred taxes                                             7,698           9,132
    Bank and other loans                                      29,513          80,446
    Notes payable to Ciba and affiliates                      91,132               -
                                                          ----------        --------
       Total current liabilities                             281,587         255,269
Long-term debt payable to Ciba and affiliates                145,097               -
Long-term debt due to third parties                            3,621         373,758
Long-term deferred taxes                                      13,502          30,467
Other long-term liabilities                                   84,303          96,810
                                                          ----------        --------
       Total liabilities                                     528,110         756,304
Minority interest                                              2,730           3,158
Net assets/shareholders' equity:
  Common stock, $0.01 par value per share:
       Class A non-voting, authorized
          2,233,117 shares; issued 1,899,779
          at December 31, 1996                                    --              19
       Class B voting, authorized 1,000 shares;
          issued 1,000 at December 31, 1996                       --               1
       Class C non-voting, authorized
          541,859 shares; issued 537,735 at                       --               5
          December 31, 1996
    Additional paid-in capital                                    --         188,084
    Accumulated deficit                                           --        (159,046)
    Capital employed                                         162,604              --
    Currency translation adjustment                           30,650         (16,637)
                                                          ----------        --------
       Total net assets/shareholders' equity                 193,254          12,426
                                                          ----------        --------
Commitments and contingencies
Total liabilities and net assets/shareholders' equity       $724,094        $771,888
                                                          ==========        ========


     See the accompanying notes to the Audited Consolidated Financial Statements


                                                 MT INVESTORS INC.

                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (in thousands, except per share data)

                                                                Predecessor                         Successor
                                             ------------------------------------------------   ----------------
                                             Twelve months     Twelve months  For the period     For the period
                                                 ended             ended      January 1, 1996   October 15, 1996
                                             December 31,      December 31,   to October 14,     to December 31,
                                                 1994              1995            1996               1996
                                             ------------------------------------------------   ----------------
Net sales                                       $769,136         $850,415         $662,221         $  186,912
Cost of sales                                    461,629          508,089          395,239            136,820
                                                --------         --------         --------          ----------
    Gross profit                                 307,507          342,326          266,982             50,092


Research and development                          47,994           54,542           40,244              9,805
Selling, general and administrative              224,978          248,327          186,898             59,353
Amortization                                       6,437            2,765            2,151              1,065
Purchased research and development                    --               --               --            114,070
Other charges (income), net                       (2,852)            (701)           1,872              9,892
                                                --------         --------         --------          ----------
    Earnings (loss) before interest
       and taxes                                  30,950           37,393           35,817           (144,093)
Interest expense                                  13,307           18,219           13,868              8,738
Financial expense (income), net                   (4,864)          (8,630)          (3,204)             7,245
                                                --------         --------         --------          ----------
    Earnings (loss) before taxes and
       minority interest                          22,507           27,804           25,153           (160,076)
Provision for taxes                                8,676            8,782           10,055               (938)
Minority interest                                    347              768              637                (92)
                                                --------         --------         --------          ----------
    Net earnings (loss)                         $ 13,484         $ 18,254        $  14,461          $(159,046)
                                                ========         ========        =========          ==========
Earnings (loss) per common share:
    Weighted average number
       of common shares                        2,438,514        2,438,514        1,930,490            499,165

    Earnings (loss) per common share               $5.53            $7.49            $7.49          $ (318.62)
                                               =========        =========        =========          ==========



     See the accompanying notes to the Audited Consolidated Financial Statements



                                                 MT INVESTORS INC.

                      CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS / SHAREHOLDERS' EQUITY
                                       (in thousands, except per share data)

                                                                 Predecessor
                                                ------------------------------------------
                       For the twelve month periods ended
                     December 31, 1994 and 1995 and for the
                   period January 1, 1996 to October 14, 1996
                                                ------------------------------------------
                                                                  Currency
                                                 Capital         Translation
                                                Employed          Adjustment        Total
                                                --------         -----------        -----
Net assets at December 31, 1993                 $202,643          $(9,122)        $193,521
Capital transactions with Ciba and affiliates      2,002               --            2,002
Net earnings                                      13,484               --           13,484
Change in currency translation adjustment             --           19,187           19,187
                                                --------         --------          -------

Net assets at December 31, 1994                  218,129           10,065          228,194
Capital transactions with Ciba and affiliates    (73,779)              --          (73,779)
Net earnings                                      18,254               --           18,254
Change in currency translation adjustment             --           20,585           20,585
                                                --------         --------          -------

Net assets at December 31, 1995                  162,604           30,650          193,254
Capital transactions with Ciba and affiliates    (88,404)              --          (88,404)
Net earnings                                      14,461               --           14,461
Change in currency translation adjustment             --           (6,538)          (6,538)
                                                --------         --------          -------

Net assets at October 14, 1996                  $ 88,661          $24,112         $112,773
                                                ========         ========         ========


     See the accompanying notes to the Audited Consolidated Financial Statements



                                                                   MT INVESTORS INC.

                                  CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS/SHAREHOLDERS' EQUITY--(Continued)
                                             (in thousands, except per share data)

                                                                             Successor
                              ---------------------------------------------------------------------------------------------------
                                                  For the period from October 15, 1996 to December 31, 1996
                              ---------------------------------------------------------------------------------------------------
                                                   Common Stock
                              --------------------------------------------------
                                    Class A         Class B          Class C      Additional                Currency
                              -----------------  --------------  ---------------   Paid-in    Accumulated  Translation
                               Shares    Amount  Shares  Amount  Shares   Amount   Capital      Deficit     Adjustment  Total
                              -------    -----   ------  ------  ------   ------  ----------  -----------   ----------  -------
Balance at October 15, 1996          --  $   --  1,000   $    1       --  $   --  $       --  $      --    $      --    $      1
New issuance of shares        1,899,779      19     --       --  537,735       5     188,084         --           --     188,108
Net loss                             --      --     --       --       --      --          --   (159,046)          --    (159,046)
Change in currency
    translation  adjustment          --      --     --       --       --      --          --         --       (16,637)   (16,637)
                              ---------  ------  -----   ------  -------  ------  ----------  ----------   ----------- ---------
Balance at December 31, 1996  1,899,779  $   19  1,000   $    1  537,735  $    5  $  188,084  $ (159,046)  $  (16,637)  $ 12,426
                              =========  ======  =====   ======  =======  ======  ==========  ==========   ==========   ========


     See the accompanying notes to the Audited Consolidated Financial Statements



                                                              MT INVESTORS INC.

                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                (in thousands)

                                                                Predecessor                         Successor
                                             ------------------------------------------------  -----------------
                                             Twelve months     Twelve months  For the period     For the period
                                                 ended             ended      January 1, 1996   October 15, 1996
                                             December 31,      December 31,   to October 14,     to December 31,
                                                 1994              1995            1996               1996
                                             -------------     ------------   ---------------  -----------------
Cash flows from operating activities:
  Net earnings (loss)                            $13,484          $18,254          $14,461          $(159,046)
     Adjustments to reconcile net
        earnings (loss) to net cash
        provided by operating activities:
        Depreciation                              27,681           30,598           19,512              7,925
        Amortization                               6,437            2,765            2,151              1,065
        Write-off of purchased research and
          development and cost of sales
          associated with revaluation of
          inventories                                 --               --               --            146,264
        Net gain on disposal of long-term assets  (1,396)          (1,053)            (768)                --
        Deferred taxes                               740             (551)          (1,934)            (4,563)
        Minority interest                            347              768              637                (92)
        Increase (decrease) in cash resulting
         from changes in:
          Trade accounts receivable, net          (7,410)          (9,979)           9,569            (10,159)
          Inventories                               (574)            (607)           1,276              3,350
          Other current assets                     1,636           (3,058)          14,748            (10,605)
          Trade accounts payable                  (1,123)           1,437           (3,065)             3,415
          Accruals and other liabilities, net     (5,728)          13,095            5,948             32,030
                                               ---------         --------         --------           --------

             Net cash provided by operating
               activities                         34,094           51,669           62,535              9,584
                                               ---------         --------         --------           --------

Cash flows from investing activities:
  Proceeds from sale of property,
     plant and equipment                          12,454            4,000            1,606                736
  Purchase of property, plant and equipment      (24,916)         (25,858)         (16,649)           (11,928)
  Acquisition of Mettler-Toledo from Ciba             --               --               --           (314,962)
  Investments in other long term assets, net         162           (7,484)          (1,632)             4,857
                                               ---------         --------         --------           --------
             Net cash used in
              investing activities               (12,300)         (29,342)         (16,675)          (321,297)
                                               ---------         --------         --------           --------
Cash flows from financing activities:
  Borrowings of third party debt                      --            3,983               --            414,170
  Repayments of third party debt                    (311)              --          (13,464)                --
  Proceeds from issuance of common stock              --               --               --            188,108
  Ciba and affiliates borrowings (repayments)     (9,187)         (15,693)         (26,589)          (184,666)
  Capital transactions with Ciba and affiliates    2,002          (37,361)          (7,716)           (80,687)
                                               ---------         --------         --------           --------
             Net cash provided by (used in)
              financing activities                (7,496)         (49,071)         (47,769)           336,925
                                               ---------         --------         --------           --------
Effect of exchange rate changes
  on cash and cash equivalents                    10,040            4,344           (3,394)              (615)
                                               ---------         --------         --------           --------
Net increase (decrease) in cash and cash
  equivalents                                     24,338          (22,400)          (5,303)            24,597
Cash and cash equivalents:
  Beginning of period                             39,464           63,802           41,402             36,099
                                               ---------         --------         --------           --------
  End of period                                  $63,802          $41,402          $36,099            $60,696
                                               =========         ========         ========           ========


                                                                           MT INVESTORS INC.

                                                           CONSOLIDATED STATEMENTS OF CASH FLOWS-(Continued)
                                                                            (in thousands)

                                                                Predecessor                         Successor
                                             ------------------------------------------------  -----------------
                                             Twelve months     Twelve months  For the period     For the period
                                                 ended             ended      January 1, 1996   October 15, 1996
                                              December 31,      December 31,   to October 14,     to December 31,
                                                 1994              1995            1996               1996
                                             -------------     -------------  ---------------   -----------------
Supplemental disclosures of cash flow
  information:
  Cash paid during the year
  for:
     Interest                                   $ 13,225         $  18,927         $6,524             $17,874
     Taxes                                         9,370             9,970          9,385               2,470
Non-cash financing and investing activities:
  Due to Ciba for capital transactions                --            36,418             --                  --


     See the accompanying notes to the Audited Consolidated Financial Statements


                                MT INVESTORS INC.

             NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands unless otherwise stated)



1. BASIS OF PRESENTATION AND ACQUISITION

     MT Investors Inc. ("MT Investors") was incorporated by AEA Investors Inc. ("AEA") in December 1991. It was recapitalized to effect the acquisition of the Mettler-Toledo Group from Ciba-Geigy AG
("Ciba") and its wholly owned subsidiary, AG fur
Prazisionsinstrumente ("AGP"). Pursuant to the terms of a stock purchase agreement dated April 2, 1996 between MT Investors, AGP and Ciba, on October 15, 1996 MT Investors acquired the
Mettler-Toledo Group in a transaction more fully described below.
Between the date of formation and October 15, 1996, MT Investors had no substantive operations.


     In the accompanying Audited Consolidated Financial Statements the terms "Mettler-Toledo" or the "Company" when used in situations pertaining to periods prior to October 15, 1996 refer to the combined group of businesses sold by Ciba and when used in situations pertaining to periods subsequent to October 15, 1996 refer to MT Investors Inc. and its consolidated subsidiaries. The combined historical financial information of the business acquired from Ciba prior to the acquisition on October 15, 1996 are referred to as "Predecessor" while the consolidated financial information of the Company subsequent to the date of acquisition are referred to as "Successor."



     The accompanying Audited Consolidated Financial Statements have been prepared in accordance with United Sates generally accepted accounting principles.


     MT Investors acquired the Company on October 15, 1996 from a subsidiary of Ciba for cash consideration of SFr. 504,996 (approximately $402,000) including dividends of SFr. 109,406 (approximately $87,100) which were paid to Ciba by the Company in conjunction with the acquisition. In addition, the Company incurred expenses in connection with the acquisition and related financing of approximately $29,000, including approximately $5,500 paid to AEA, and paid approximately $185,000 to settle amounts due to Ciba and affiliates. The Company has accounted for the acquisition using the purchase method of accounting. Accordingly, the costs of the acquisition were allocated to the assets acquired and liabilities assumed based upon their respective fair values.
The excess of the cost of the acquisition over the fair value of the net assets acquired of approximately $137,500 is being amortized over 32 years. Because of this purchase price allocation, the accompanying financial statements of Successor are not directly comparable to those of the Predecessor.

     The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the acquisition had been completed as of the beginning of each of the periods presented, after giving effect to certain adjustments, including the depreciation and amortization of the assets acquired based upon their fair values, increased interest expense from the financing of the acquisition and income tax effects. The Company allocated a portion of the purchase price to (i) in-process research and development projects, that have economic value (see
Note 2) and (ii) the revaluation of inventories (see Note 4). These adjustments have not been reflected in the following pro
forma   summary due to their unusual and non-recurring nature.
This pro forma summary does not necessarily reflect the results of operations as they would have been if the acquisition had been completed as of the beginning of such periods and is not necessarily indicative of the results which may be obtained in the future.


                                                  Pro Forma Financial Information
                                   ----------------------------------------------------
                                             Predecessor                Successor
                                   ---------------------------------  -----------------
                                                  For the  period       For the period
                                  Year Ended      from  January 1,    from October 15, 1996
                                  December 31,    1996 to October       1996 to December
                                     1995            14, 1996              31, 1996
                                  ------------   ----------------   -----------------
Net sales                           $850,415          662,221              186,912
Net loss                             (5,396)          (3,181)              (3,182)
Loss per common share (1)                N/A              N/A               (1.30)

------------------------
N/A  -  Not Applicable

(1) The loss per common share for the Successor has been computed assuming the common shares issued in the Acquisition were outstanding at the beginning of the period.


     The foregoing pro forma financial information does not reflect the anticipated benefits to be derived in the future from the Company's 1996 employee reduction programs.



                                MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business

     Mettler-Toledo is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications.
The Company also manufacturers and sells certain related laboratory measurement instruments. The Company's manufacturing facilities are located in Switzerland, the United States, Germany and China. The Company's principal executive offices are located in Greifensee, Switzerland.

     Principles of Consolidation


     The Audited Consolidated Financial Statements include all of the entities of the Company. All intercompany transactions and balances have been eliminated.


     Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturity dates of three months or less.

     Inventories

     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using the first in, first out (FIFO) or weighted average cost methods and to a lesser extent the last in, first out (LIFO) method.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is charged on a straight line basis over the estimated useful lives of the assets as follows:

     Buildings and improvements                15 to 50 years
     Machinery and equipment                   3 to 12 years
     Computer software                         3 years
     Leasehold improvements                    Shorter of useful life or lease
                                                 term


     Beginning January 1, 1996 the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Adoption of SFAS 121 had no material effect on the Audited Consolidated Financial Statements.


     Excess of cost over net assets acquired

     The excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over 32 years being the expected period to be benefited. The Company assesses the recoverability of such amount by determining whether the amortization of the balance over its remaining life can be recovered from the undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of the excess of cost over net assets acquired will be impacted if estimated future operating cash flows are not achieved.


                                MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(Continued)

     Deferred Financing Costs

     Debt financing costs, which were incurred by the Company in connection with borrowings incurred in connection with the acquisition discussed at Note 1, are deferred and amortized, over the life of the underlying indebtedness using the interest method.

     Taxation

     The Company files its own tax returns in each jurisdiction in which it operates. Prior to the acquisition discussed in Note 1, in certain jurisdictions the Company filed its tax returns jointly with other Ciba subsidiaries. The Company had a tax sharing arrangement with Ciba in these countries to share the tax burden or benefits. Such arrangement resulted in each company's tax burden or benefit equating to that which it would have incurred or received if it had been filing a separate tax return.

     Taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which the Company operates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Generally, deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States because it is expected that these earnings are permanently reinvested. Such earnings may become taxable upon the sale or liquidation of these subsidiaries or upon the remittance of dividends. Deferred taxes are provided in situations where the Company's subsidiaries plan to make future dividend distributions.

     Research and Development

     Research and development costs are expensed as incurred. Research and development costs, including customer engineering (which represents research and development charged to customers and, accordingly, is included in cost of sales), amounted to approximately $55,600, $62,400, $45,100 and $11,100 for the years ended 1994 and 1995 and for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996, respectively. In connection with the acquisition discussed in Note 1 the Company allocated, based upon independent valuations, $114,070 of the purchase price to purchased research and development in process. Such amount was recorded as an expense in the period from October 15, 1996 to December 31, 1996.

     Currency Translation and Transactions


     The reporting currency for the Audited Consolidated Financial Statements of the Company is the United States dollar (USD). The functional currency for the Company's operations is generally the applicable local currency. Accordingly, the assets and liabilities of companies whose functional currency is other than the USD are included in the consolidation by translating the assets and liabilities into the reporting currency at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such non-USD functional currency operations are translated at the monthly average exchange rates during the year. Translation gains or losses are accumulated as a separate component of net assets/shareholders' equity. Currency transaction gains or losses arising from transactions of Mettler-Toledo companies in currencies other than the functional currency are included in operations at each reporting period.


                               MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(Continued)

     Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments in the form of currency forward and option contracts are entered into by the Company primarily as a hedge against anticipated currency exposures. Such contracts limit the Company's exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market values as of each balance sheet date, with the resulting unrealized gains and losses being recognized in financial income or expense, as appropriate.

     Fair Value of Financial Instruments


     The carrying amount of cash and cash equivalents, accounts receivable, other current assets and current liabilities approximates fair market value because of the short term maturity of these financial instruments. It is not practical to determine the fair value of balances with Ciba due to the related party nature of these financial instruments. See Note 5 and Note 12 for the fair values of the Company's derivative financial instruments and third party debt, respectively. Other financial instruments are not significant to the Audited Consolidated Financial Statements.


     Stock Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plan.

     Earnings per Common Share

     Earnings per common share has been computed using the weighted average number of outstanding common shares during the Successor period. Earnings per common share for the Predecessor periods have been computed assuming the common shares issued in the acquisition discussed in Note 1 were outstanding during each of the periods presented.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." The Company has yet to determine the effect of this statement on its earnings per share.

     Concentration of Credit Risk

     The Company's revenue base is widely diversified by geographic region and by individual customer. The Company's products are utilized in many different industries, although extensively in the pharmaceutical and chemical industries. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

     Revenue Recognition

     Revenue is recognized when title to a product has transferred or services have been rendered. Revenues from service contracts are recognized over the contract period.

     Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.


                               MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



3.   DUE FROM CIBA AND AFFILIATES, NET

     The amount due from Ciba, net was comprised of the following:

                                                                    Predecessor        Successor
                                                                    -----------       -----------
                                                                    December 31,      December 31,
                                                                        1995              1996
                                                                        ----              ----
     Cash pool deposits                                              $ 22,239          $      --
     Due from AGP, 6.5%, revolving repayment terms                     10,833                 --
                                                                     --------          ---------
                                                                     $ 33,072          $      --
                                                                     ========          =========

     Prior to the acquisition discussed in Note 1, certain Mettler-Toledo companies participated in an arrangement with Ciba whereby excess cash was pooled into an account maintained by Ciba. The net deposit with Ciba in connection with this arrangement bore interest at the short-term money market rates available to Ciba.

     Prior to the acquisition Ciba also performed certain limited administrative services on behalf of the Company. The cost of such services, which was not charged to the Company nor included in the Audited Consolidated Financial Statements, was not significant.

4. INVENTORIES

     Inventories consisted of the following:


                                                                    Predecessor        Successor
                                                                    -----------       ------------
                                                                    December 31,      December 31,
                                                                        1995              1996
                                                                        ----              ----
     Raw materials and parts                                        $  45,523          $  41,015
     Work-in-progress                                                  38,191             31,534
     Finished goods                                                    30,149             29,982
                                                                    ---------          ---------
                                                                      113,863            102,531
     LIFO reserve                                                      (2,877)                (5)
                                                                    ---------          ---------
                                                                    $ 110,986           $102,526
                                                                    =========          =========


     At December 31, 1995 and 1996, 8.8% and 13.2% respectively, of the Company's inventories (certain U.S. companies only) were valued using the LIFO method of accounting. There were no material liquidations of LIFO inventories during the periods presented.

     In connection with the acquisition discussed in Note 1, the Company allocated approximately $32,200 of the purchase price to revalue certain inventories (principally work-in-process and finished goods) to fair value (net realizable value). Substantially all of such inventories were sold during the period from October 15, 1996 to December 31, 1996.


                                MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)


5.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     The Company may be exposed to credit losses in the event of nonperformance by the counterparties to its currency forward and option contracts. The Company has no reason to believe, however, that such counterparties will not be able to fully satisfy their obligations under these contracts.

     At December 31, 1995, the Company had contracts maturing during 1996 to purchase the equivalent of approximately $23,300 and to sell the equivalent of approximately $27,900 in various currencies. At December 31, 1996, the Company had contracts maturing during 1997 to sell the equivalent of approximately $135,000 in various currencies in exchange for Swiss francs. These contracts were used to limit its exposure to currency fluctuations on anticipated future cash flows, primarily for the delivery of United States dollars, German marks, French francs, British pounds and Japanese yen in exchange for Swiss francs.

     At December 31, 1995 and 1996, the fair value of such financial instruments, which the Company recognized as net unrealized gains (losses), was approximately $2,400 and $(5,100), respectively.

6.   OTHER CURRENT ASSETS

     Other current assets consisted of the following:


                                                                               Predecessor        Successor
                                                                               -----------       ------------
                                                                               December 31,      December 31,
                                                                                   1995              1996
                                                                                   ----              ----
     Prepaid expenses                                                          $   4,703          $   5,302
     Other (including in 1995 net gains
         on derivative financial instruments)                                     16,766             11,966
                                                                                --------          ---------
                                                                                $ 21,469           $ 17,268
                                                                                ========          =========


7.   PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net, consisted of the following:


                                                                               Predecessor        Successor
                                                                               -----------       ------------
                                                                               December 31,      December 31,
                                                                                   1995              1996
                                                                                   ----              ----
     Land                                                                      $  31,535          $  63,514
     Buildings and leasehold improvements                                        186,608            120,173
     Machinery and equipment                                                     237,457             75,675
     Computer software                                                             5,373              3,067
                                                                                --------           --------
                                                                                 460,973            262,429
     Less accumulated depreciation and amortization                             (219,955)            (7,137)
                                                                                --------          ---------
                                                                                $241,018           $255,292
                                                                                ========          =========


                                MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)




8.   OTHER ASSETS

     Other assets consisted of the following:


                                                                               Predecessor        Successor
                                                                               -----------       ------------
                                                                               December 31,      December 31,
                                                                                   1995              1996
                                                                                   ----              ----
     Deferred financing fees, net of accumulated
           amortization of $820 in 1996                                         $     --           $ 22,015
     Bank deposits-restricted cash                                                 4,697              5,960
     Secured loans                                                                 2,911              2,805
     Other                                                                         4,404              7,194
                                                                                --------          ---------
                                                                                $ 12,012           $ 37,974
                                                                                ========          =========


     Bank deposits-restricted cash at December 31, 1995 and 1996 principally represented deposits collateralizing a letter of credit given by a financial institution in connection with one of the Company's subsidiaries in the Peoples Republic of China.


9.   BANK AND OTHER LOANS

     Bank and other loans consisted of the following:

                                                                               Predecessor        Successor
                                                                               -----------       ------------
                                                                               December 31,      December 31,
                                                                                   1995              1996
       Current maturities of long-term debt                                      $     --          $   8,968
       Borrowings under revolving credit facility                                      --             51,928
       Other short-term borrowings                                                 19,408             19,550
       Borrowings under line of credit                                             10,105                 --
                                                                               ----------          ---------
                                                                                 $ 29,513          $  80,446
                                                                               ==========          =========


     The weighted average interest rate at December 31, 1995 on the borrowings under the line of credit was approximately 8.0%. The weighted average interest rate at December 31, 1996 on the borrowings under the revolving credit facility was approximately 4.1%. The Company had available revolving lines of credit and swingline facilities for short-term financing of approximately $75,000 at December 31, 1996 (See Note 12).

                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)


10.  ACCRUED AND OTHER LIABILITIES

     Accrued and other liabilities consisted of the following:

                                                                                Predecessor        Successor
                                                                               December 31,      December 31,
                                                                                   1995              1996
                                                                               ------------      ------------
     Accrued payroll and vacation                                               $ 26,400           $ 26,239
     Social benefits and payroll taxes                                             9,563              9,218
     Severance and other cost provisions                                           1,890             12,783
     Interest                                                                      4,731              6,858
     Losses on derivative financial instruments                                       --              5,137
     Other taxes payable                                                           8,190              5,402
     Warranty                                                                      6,420              6,803
     Other liabilities                                                            49,924             42,874
 										--------           --------
                                                                                $107,118           $115,314
 										========           ========

     Warranties on Mettler-Toledo products are generally for one year. The Company provides for warranty costs, which have not been significant, based on historical experience.

11.  DEBT PAYABLE TO CIBA AND AFFILIATES

     The Company's debt obligations to Ciba and affiliates consisted of the following:

     Short-term borrowings are summarized as follows:

                                                                                  Predecessor       Successor
                                                                                 December 31,      December 31,
                                                                                     1995              1996
                                                                                     ----              ----
       Unsecured notes payable:
         AGP, 4.25%, due February 29,1996                                         $ 26,517         $       --
         Due to Ciba for capital transactions                                       36,418                 --
         Other unsecured short-term debt to Ciba, varying
            interest rates and maturities                                           28,197                 --
                                                                                  --------         ----------
                                                                                  $ 91,132         $       --
                                                                                  ========         ==========
      Long-term obligations are summarized as follows:
                                                                                  Predecessor        Successor
                                                                                 ------------      -----------
                                                                                 December 31,      December 31,
                                                                                     1995              1996
                                                                                     ----              ----
       Unsecured notes payable to Ciba and affiliates:
         AGP, 8.4%, due October 14, 1996                                          $122,000         $       --
         AGP, 6%, due October 14, 1996                                              20,000                 --
         Other unsecured long-term debt to Ciba, varying interest
            rates and maturities                                                     3,097                 --
                                                                                 ---------         -----------
                                                                                  $145,097         $       --
                                                                                 =========         ===========

Interest expense on debt payable to Ciba and affiliates for the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 was $10,506, $15,693, and $10,955, respectively.

                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



12.  DEBT PAYABLE TO THIRD PARTIES

     Long-term debt payable to third parties consist of the following:

                                                                                  Predecessor        Successor
                                                                                 December 31,      December 31,
                                                                                     1995              1996
                                                                                 ------------      ------------
       9.75% Senior Subordinated Notes due October 1, 2006                         $     -           $135,000

       Credit Agreement:
         Term A Loans, interest at LIBOR plus 2.5%
         (4.38% at December 31, 1996) payable in
         quarterly installments beginning March
         31, 1997 due December 31, 2002                                                  -             92,730

         Term B Loans, interest at LIBOR plus 3.00%
         (8.53% at December 31, 1996) payable in
         quarterly installments beginning March
         31, 1997 due December 31, 2003                                                  -             75,000

         Term C(CH) and C(US) Loans, interest at
         LIBOR plus 3.25% (8.78% at December 31, 1996)
         payable in quarterly installments beginning
         March 31, 1997 due December 31, 2004                                            -             72,000

         Revolving credit facility                                                       -             51,928

       Other                                                                         3,621             27,546
                                                                                     -----            -------
                                                                                     3,621            454,204
       Less current maturities                                                           -             80,446
                                                                                     -----            -------
                                                                                    $3,621           $373,758
                                                                                     =====            =======


     To provide a portion of the financing required for the acquisition and for working capital and for general corporate purposes thereafter, in October, 1996 Mettler-Toledo Holding Inc., a wholly owned subsidiary of the Company, entered into a credit agreement with various banks.

     Loans under the credit agreement consist of: (i) Term A Loans in an aggregate principal amount of SFr. 125,000 ($92,730 at December 31, 1996), (ii) Term B Loans in an aggregate principal amount of $75,000,
(iii) Term C(CH) loans in an aggregate principal amount of $32,000, and (iv) Term C(US) Loans in an aggregate principal amount of $40,000 (the Term A Loans, the Term B Loans the Term C(CH) Loans and Term C(US) Loans are referred to collectively as the "term loans"), and (v) a multi-currency revolving credit facility that may be borrowed in an aggregate principal amount of $140,000, and includes letter of credit and swingline subfacilities available to certain subsidiaries (the "revolving facility" and together with the term loans, the "credit facilities").

     Loans under the revolving facility may be repaid and reborrowed and are due in full on February 18, 1997. The Company is required to pay a facility fee equal to 0.05% per annum on the amount of the revolving facility and letter of credit fees on the aggregate face amount of letters of credit under the revolving facility. At December 31, 1996 the Company had available approximately $75,000 of additional borrowing capacity.

                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



12.  DEBT PAYABLE TO THIRD PARTIES-(Continued)

     The credit agreement contains covenants that, among other things, limit the Company's ability to incur liens; merge, consolidate or dispose of assets; make loans and investments; incur indebtedness; engage in certain transactions with affiliates; incur certain contingent obligations; pay dividends and other distributions; prepay the Notes; or make capital expenditures. The credit agreement also requires the Company to maintain a minimum net worth and a minimum fixed charge coverage ratio, and to maintain a ratio of total debt to EBITDA below a specified maximum.

     The aggregate maturities of long-term obligations during each of the years 1998 through 2001 are approximately $12,800, $15,600, $19,300 and $23,000, respectively.

     The estimated fair value of the Company's Senior Subordinated Notes at December 31, 1996 was approximately $142,000. The estimated fair value of the obligations under the credit agreement approximate fair value due to the variable rate nature of the obligations. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Fair value estimates were based on the amount of future cash flows discounted using the Company's current borrowing rate for loans of comparable maturity. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


13.  SHAREHOLDERS' EQUITY

     As of December 31, 1996, the authorized capital stock of the Company consisted of 2,775,976 shares of Common Stock, $.01 par value of which 2,233,117 shares were designated as Class A Common Stock, 1,000 shares were designated as Class B Common Stock and 541,859 shares were designated as Class C Common Stock. As of December 31, 1996, the Company had outstanding 1,899,779 shares of Class A Common Stock, 1,000 shares of Class B Common Stock and 537,735 shares of Class C Common Stock. Additionally, 333,117 shares of Class A Common Stock are reserved for the Company's stock option plan (See Note 14).

     Holders of the Company's common stock have no preemptive, subscription or redemption rights. Except as described below, the Company's three classes of common stock have identical rights under the Company's Certificate of Incorporation and By-Laws.

     Dividends or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company or not paid out of the current and accumulated earnings and profits shall be paid in the following manner. First, exclusively to the holders of the shares of Class A Common Stock, ratably to each such holder, until the sum of all dividends and distributions to each holder of Class A Common Stock equals $100 for each share of Class A Common Stock held by such holder. After each holder of shares of Class A Common Stock shall have received dividends and distributions totaling $100, then exclusively to the holders of the shares of Class B Common and Class C Common Stock ratably to each such holder until the sum of all dividends and distributions to each holder of Class B Common Stock and/or Class C Common Stock equals $100 for each share of Class B Common Stock and/or Class C Common Stock held by such holder. After each holder of Class B Common Stock and Class C Common Stock shall have received such dividends and distributions, then to all holders of Class A Common Stock, Class B Common Stock and/or Class C Common Stock, ratably to each holder of such shares.

     Class A and C Common Stock shareholders have no voting rights.


                                MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)




14.  STOCK OPTION PLAN

     Effective October 15, 1996, MT Investors adopted a stock option plan to provide certain key employees and/or directors of the Company additional incentive to join and/or remain in the service of the Company as well as to maintain and enhance the long-term performance and profitability of the Company. The plan reserves 333,117 shares of Class A non-voting common stock of MT Investors.


     Under the terms of the plan, options granted shall be nonqualified and the exercise price, as determined by the committee, shall not be less than 100% of the fair market value of the share of such common stock on the date of grant. Options may not be exercised until the fifth anniversary of the date of grant, subject to certain acceleration clauses and expire on October 15, 2006.


     Stock option activity is shown below (per share average option price amounts in whole dollars):

                                                                             Option Price
                                                                       -----------------------
                                                          Number       Per Share        Total
                                                       of Shares         Average        Price
                                                       ---------         -------        ------
       Granted during the period October 15,
          1996, to December 31, 1996                     278,988         $100.00       $27,899
       Exercised                                              --              --            --
       Forfeited                                              --              --            --
                                                         -------        ---------     --------
       Outstanding at December 31, 1996                  278,988         $100.00       $27,899
                                                         =======        =========     ========
       Shares exerciseable at
          December 31, 1996                                    -         $    --       $    --
                                                         =======        =========     ========


     As of the date granted, the weighted-average grant-date fair value of the options was approximately $25.00 per share. Such weighted-average grant-date fair value was determined using an option pricing model assuming: (i) an expected option life of seven years,
(ii) no dividends are expected to be paid in the foreseeable future, and (iii) a risk free interest rate of 4%.


     The Company applies Accounting Standards Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plan as all options have been issued at fair market value. The Company's net loss for the period October 15, 1996 to December 31, 1996 would not have been materially different had compensation cost been determined consistent with Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation".

                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



15.  BENEFIT PLANS

     Mettler-Toledo maintains a number of retirement plans for the benefit of its employees.

     Certain companies sponsor defined contribution plans. Benefits are determined and funded annually based upon the terms of the plans. Contributions under these plans amounted to $9,042, $9,413, $9,484 and $2,496 in 1994, 1995, for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996, respectively.

     Certain companies sponsor defined benefit plans. Benefits are also provided to employees under defined benefit plans primarily based upon years of service and employees' compensation for certain periods during the last years of employment.


     The following table sets forth the funded status and amounts recognized in the Audited Consolidated Financial Statements for the Company's principal defined benefit plans at December 31, 1995 and 1996:


                                                          Predecessor                      Successor
                                                         ------------                      ---------

                                                         December 31,                     December 31,
                                                             1995                            1996
                                                         ------------                     ------------

                                             Assets exceed      Accumulated      Assets exceed         Accumulated
                                              accumulated        benefits         accumulated           benefits
                                              benefits         exceed assets       benefits           exceed assets
                                             -------------     -------------     -------------        -------------
Actuarial present value of accumulated
   benefit obligations:
    Vested benefits                            $ 8,582          $90,698              $10,211              $97,639
    Non-vested benefits                             90            3,122                   16                2,280
                                               -------          -------              -------              -------
                                                 8,672           93,820               10,227               99,919
                                               -------          -------              -------              -------
Projected benefit obligations                   10,737          100,820               12,458              108,504
Plan assets at fair value                       10,546           40,091               13,336               50,609
                                               -------          -------              -------              -------
Projected benefit obligations in excess
    of (less than) plan assets                     191           60,729                 (878)              57,895
Unrecognized prior service (cost)
    benefit                                       (183)             252                   --                    -
Unrecognized net (losses) gains                   (188)            (247)                  22                1,479
Unrecognized transition obligations                  -           (3,851)                  --                    -
                                               -------          -------              -------              -------
(Prepaid) accrued pension costs                $  (180)         $56,883              $  (856)             $59,374
                                               ========         =======             =========             =======



   The (prepaid) accrued pension costs are recognized in the accompanying Audited Consolidated Financial Statements as other long-term assets and other long term liabilities, respectively.


                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)




15.  BENEFIT PLANS-(Continued)

     The assumed discount rates and rates of increase in future compensation level used in calculating the projected benefit obligations vary according to the economic conditions of the country in which the retirement plans are situated. The range of rates used for the purposes of the above calculations are as follows:

                                                 1995                  1996
                                                 ----                  ----
     Discount rates                         6.5% to 8.0%           6.0% - 8.5%
     Compensation increase rates            2.5% to 6.0%           2.0% - 6.5%

     The expected long term rates of return on plan assets ranged between 9.5% and 11.0% in 1994, 9.5% and 10.0% for 1995, and 7.0% and
10.0% for 1996.

     The assumptions used above have a significant effect on the reported amounts of projected benefit obligations and net periodic pension cost. For example, increasing the assumed discount rate would have the effect of decreasing the projected benefit obligation and increasing unrecognized net gains.

     Increasing the assumed compensation increase rate would increase the projected benefit obligation and decrease unrecognized net gains. Increasing the expected long-term rate of return on investments would decrease unrecognized net gains.

     Plan assets relate principally to the Company's U.S. companies and consist of equity investments, obligations of the U.S. Treasury or other governmental agencies, and other interest-bearing investments.

     Net periodic pension cost for all of the plans above includes the following components:

                                                                Predecessor                         Successor
                                             ------------------------------------------------  -----------------
                                             Twelve months     Twelve months  For the period     For the period
                                                 ended             ended      January 1, 1996   October 15, 1996
                                             December 31,      December 31,   to October 14,     to December 31,
                                                 1994              1995            1996               1996
                                             -------------     -------------  ---------------  -----------------
       Service cost (benefits earned
          during the period)                     $ 3,833          $ 3,668         $ 3,850             $ 1,013
       Interest cost on projected benefit
          obligations                              6,426            7,561           6,540               1,721
       Actual return on plan assets               (2,725)          (8,653)         (6,079)             (1,600)
       Net amortization and deferral                (170)           5,137           2,485                  --

       Net periodic pension expense              $ 7,364          $ 7,713         $ 6,796             $ 1,134
                                                ========          =======         =======             =======



                                 MT INVESTORS INC.

       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)

15.  BENEFIT PLANS-(Continued)

     The Company's U.S. operations provide postretirement medical benefits to their employees. Employee contributions for medical benefits are related to employee years of service.


     The following table sets forth the status of the U.S.
postretirement plans and amounts recognized in the Company's Audited Consolidated Financial Statements at December 31, 1995 and 1996:


                                                                        Predecessor           Successor
                                                                        -----------           ---------
                                                                       December 31,          December 31,
                                                                          1995                  1996
                                                                          ----                  ----
       Accumulated postretirement benefit obligations:
          Retired                                                        $27,682             $25,894
          Fully eligible                                                   1,196               3,033
          Other                                                            2,361               3,098

                                                                          31,239              32,025
       Unrecognized net loss                                              (6,261)               (540)
       Unrecognized prior service benefit                                    692                  --
       Unrecognized transition obligation                                 (1,389)                 --

       Accrued postretirement benefit cost                               $24,281             $31,485
                                                                        =========           ========


     Net periodic postretirement benefit cost for the above plans includes the following components:

                                                                Predecessor                         Successor
                                             ------------------------------------------------  -----------------
                                             Twelve months     Twelve months  For the period     For the period
                                                 ended             ended      January 1, 1996   October 15, 1996
                                             December 31,      December 31,    to October 14     to December 31,
                                                 1994              1995            1996               1996
                                             -------------     -------------  ---------------  -----------------
    Service cost (benefits earned
       during the period)                         $  333           $  285          $  431                $114
    Interest cost on projected benefit
       obligations                                 2,193            2,371           1,795                 472
    Net amortization and deferral                     82               99             343                  --
                                                --------          -------         -------              ------
    Net periodic postretirement
       benefit cost                               $2,608           $2,755          $2,569                $586
                                                ========          =======         =======             =======

     The accumulated postretirement benefit obligation and net periodic postretirement benefit cost were principally determined using discount rates of 7.3% in 1994 and 1995, and 7.6% in 1996, and health care cost trend rates ranging from 9.5% to 12.25% in 1994, 1995, and 1996 decreasing to 5.0% in 2005.

     The health care cost trend rate assumption has a significant effect on the accumulated postretirement benefit obligation and net periodic postretirement benefit cost. For example, in 1996 the effect of a one-percentage-point increase in the assumed health care cost trend rate would be an increase of $3,064 on the accumulated postretirement benefit obligations and an increase of $71 on the aggregate of the service and interest cost components of the net periodic benefit cost.

                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)




16. TAXES

     The sources of the Company's earnings (loss) before taxes and minority interest were as follows:


                                                              Predecessor
                                             -------------------------------------------------
                                              Twelve months   Twelve months     For the period
                                                  ended         ended          January 1, 1996
                                               December 31,   December 31,      to October 14,
                                                  1994           1995              1996
                                             --------------   ---------------  ---------------

      Switzerland                                $ 9,855           $11,431           $21,241
      Non-Switzerland                             12,652            16,373             3,912
                                                 --------          -------           -------
      Earnings before taxes and
         minority interest                       $22,507           $27,804           $25,153
                                                 =======           =======           =======



                                                                     Successor
                                                                 ----------------
                                                                  For the period
                                                                 October 15, 1996
                                                                  to December 31,
                                                                       1996
                                                                 ----------------

    United States                                                    $ (37,293)
    Non-United States                                                 (122,783)

    Earnings before taxes and
       minority interest                                             $(160,076)
                                                                     ==========

                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)




16.   TAXES-(Continued)

    The provision (benefit) for taxes consists of:

                                                              Current           Deferred               Total
                                                              -------           --------               -----
    Predecessor:
       Year ended December 31, 1994:
         Switzerland Federal                                  $  1,182         $    (32)             $ 1,150
         Switzerland Canton (State) and Local                    1,215              (53)               1,162
         Non-Switzerland                                         5,538              826                6,364
                                                              --------          -------               ------
                                                              $  7,935         $    741              $ 8,676
                                                              ========          =======               ======

       Year ended December 31, 1995:
         Switzerland Federal                                  $    513         $    (92)             $   421
         Switzerland Canton (State) and Local                      481             (505)                 (24)
         Non-Switzerland                                         8,339               46                8,385
                                                              --------          -------               ------
                                                              $  9,333         $   (551)             $ 8,782
                                                              ========          =======               ======

       For the period January 1, 1996 to October 14, 1996:
         Switzerland Federal                                  $  2,152         $   (172)             $ 1,980
         Switzerland Canton (State) and Local                    4,305             (344)               3,961
         Non-Switzerland                                         5,532           (1,418)               4,114
                                                              --------         ---------             -------
                                                              $ 11,989         $ (1,934)             $10,055
                                                              ========         ========              =======

    Successor:
       For the period October 15, 1996 to December 31, 1996:
         United States Federal                                $    475         $ (1,556)             $(1,081)
         United States State and Local                             696             (183)                 513
         Non-United States                                       2,454            (2,824)               (370)
                                                              --------         --------              -------
                                                              $  3,625         $ (4,563)             $  (938)
                                                              ========         ========            =========


                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)




16.  TAXES-(Continued)

     The provision for tax expense (benefit) for the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 where the Company operated as a group of businesses owned by Ciba differed from the amounts computed by applying the Switzerland federal income tax rate of 9.8% to earnings before taxes and minority interest as a result of the following:

                                                                               Predecessor
                                                          -----------------------------------------------------
                                                          Twelve months       Twelve months     For the period
                                                                ended             ended         January 1, 1996
                                                            December 31,      December 31,       to October 14,
                                                                1994              1995                1996
                                                          --------------      --------------    ---------------
       Expected tax                                           $2,206             $2,725            $ 2,465
       Switzerland Canton (state) and
          local income taxes, net of
          federal income tax benefit                           1,048                (21)             3,573
       Non-deductible intangible amortization                    249                248                205
       Change in valuation allowance                            (716)             1,603              1,235
       Non-Switzerland income taxes in excess of 9.8%          5,591              4,968              2,291
       Other, net                                                298               (741)               286
                                                              ------             ------              -----
       Total provision for taxes                              $8,676             $8,782            $10,055
                                                              ======             ======            =======

     The provision for tax expense (benefit) for the period October 15, 1996 to December 31, 1996, subsequent to the reorganization of the Company under MT Investors Inc. and the acquisition described in Note 1, differed from the amounts computed by applying the United States federal income tax rate of 35% to the loss before taxes and minority interest.

                                                                                Successor
                                                                           ----------------
                                                                            For the period
                                                                           October 15, 1996
                                                                           to December 31,
                                                                                 1996
                                                                           ----------------
       Expected tax                                                              $(56,027)
       United States state and local income taxes, net
         of federal income tax benefit                                                333
       Non-deductible purchased research and development                           39,925
       Non-deductible intangible amortization                                         336
       Change in valuation allowance                                                4,662
       Benefits of Non-United States income taxes less than 35%                    10,037
       Other, net                                                                    (204)
                                                                                 --------
       Total provision for taxes                                                 $   (938)
                                                                                 ========

                                MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



16.  TAXES-(Continued)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                       Predecessor           Successor
                                                                       -----------           ---------
                                                                       December 31,         December 31,
                                                                           1995                 1996
                                                                           ----                 ----
       Deferred tax assets:
       Inventory                                                         $ 9,706            $   7,974
       Accrued and other liabilities                                       6,129                7,046
       Deferred loss on sale of subsidiaries                               7,807                7,907
       Accrued postretirement benefit costs                                9,227               11,334
       Accrued pension costs                                               6,276                7,709
       Net operating loss carryforwards                                   10,140               15,817
       Other                                                               3,000                  408
                                                                        --------            ---------
       Total deferred tax assets                                          52,285               58,195
       Less valuation allowance                                          (21,166)             (46,714)
                                                                        --------            ---------
       Total deferred tax assets less valuation allowance                 31,119               11,481
                                                                        --------            ---------
       Deferred tax liabilities:
       Inventory                                                           5,952                5,618
       Property, plant and equipment                                      21,675               31,123
       Other                                                               4,200                2,858
                                                                        --------            ---------
       Total deferred tax liabilities                                     31,827               39,599
                                                                        --------            ---------
       Net deferred tax liability                                        $   708            $  28,118
                                                                        ========            =========


                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)




16.  TAXES-(Continued)

     The net change in the total valuation allowance, including changes resulting from translation of such amounts from the local functional currencies to the reporting currency and the effect of the acquisition discussed in Note 1, for the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996 was a decrease of $716 for the year ended December 31, 1994, an increase of $1,603 for the year ended December 31, 1995, an increase of $1,111 for the period January 1, 1996 to October 14, 1996 and an increase of $24,437 for the period October 15, 1996 to December 31, 1996. Of the increase in the valuation allowance of $24,437 during the period October 15, 1996 to December 31, 1996, $19,882 was recognized as an increase in goodwill resulting from the acquisition discussed in Note 1. Should a reduction of such valuation allowance be justified in the future, the amount of any reduction would accordingly reduce goodwill.

     The Company has established valuation allowances primarily for net operating losses, deferred losses on the sale of subsidiaries as well as postretirement and pension costs as follows:

                                                                        Predecessor           Successor
                                                                       December 31,         December 31,
                                                                           1995                 1996
                                                                           ----                 ----
    Summary of valuation allowances:
       Cumulative net operating losses                                   $10,140              $15,817
       Deferred losses on sale of subsidiaries                             7,807                7,907
       Accrued postretirement benefit costs                                   --               10,786
       Accrued pension costs                                                  --                7,336
       Other                                                               3,219                4,868
                                                                        --------            ---------
       Total valuation allowance                                         $21,166              $46,714
                                                                        ========            =========


     At December 31, 1996, the Company had net operating loss carryforwards in various countries for income tax purposes of $59,076. Of this amount, $25,131 had no expiration date, relating to subsidiaries in Sweden, Belgium, Australia, United Kingdom, Austria, Brazil and France. Additionally, there were operating losses at that date in various other countries in the amount of $33,945 which expire in varying amounts through 2011.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.


                                MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



17.  OTHER CHARGES (INCOME), NET


     Other income in 1994 and 1995 primarily relates to gains from sales of property, and in 1994 to a gain on sale of a cost basis investment.

     Other charges for the period January 1, 1996 to October 14, 1996 of $1,872 represent employee severance of $1,545 and other exit costs of $327 associated with the closing of its Westerville, Ohio facility. Other charges for the period October 15, 1996 to December 31, 1996 principally represent employee severance benefits associated with (i) the Company's general headcount reduction programs, in Europe and North America, of $4,557 which were announced during such period, and
(ii) the realignment of the analytical and precision balance business in Switzerland of $6,205 which was internally announced in December, 1996. In connection with such programs the Company reduced its workforce by 168 employees in 1996 and intends to further reduce its workforce by approximately 70 employees.

18.  FINANCIAL INCOME, NET

     Financial income (expense) consists of the following for the years ended December 31:

                                                                Predecessor                         Successor
                                            ------------------------------------------------  ------------------
                                            Twelve months     Twelve months  For the period    For the period
                                                ended             ended          ended         October 15, 1996
                                            December 31,      December 31,    October 14,      to December 31,
                                                1994              1995           1996               1996
                                            ------------      ------------   --------------   ----------------
Interest income                                   $4,386           $5,388          $3,424               $ 1,079
Foreign currency transactions, net                   478            3,242            (220)               (8,324)
                                                 -------          -------         -------              --------
Total                                             $4,864           $8,630          $3,204               $(7,245)
                                                 =======          =======         =======              ========

19.  COMMITMENTS AND CONTINGENCIES

     Operating Leases The Company leases certain of its facilities and equipment under operating leases. The future minimum lease payments under non-cancelable operating leases are as follows at December 31, 1996:

    1997                     $11,582
    1998                       8,521
    1999                       5,494
    2000                       2,236
    2001                       1,298
    Thereafter                 1,447
                             -------
       Total                 $30,578
                             =======

     Rent expense for operating leases amounted to $16,493, $13,034 and $3,430 in 1995 and for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996, respectively.

                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



19.  COMMITMENTS AND CONTINGENCIES-(Continued)

     Legal

     The Company is party to various legal proceedings, including certain environmental matters, incidental to the normal course of business. Management does not expect that any of such proceedings will have a material adverse effect on the Company's financial condition or results of operations.

20.  GEOGRAPHIC SEGMENT INFORMATION

     The tables below shows the Company's operations by geographic region. Transfers between geographic regions are priced to reflect consideration of market conditions and the regulations of the countries in which the transferring entities are located. Transfers Earnings between Total net before Twelve months ended Net sales Net sales by geographic sales by interest and December 31, 1994 by origin areas origin taxes destination

                                                           Transfers                     Earnings
                                                            between       Total net       before
   Twelve months ended      Net sales by   Net sales      geographic      sales by       interest
    December 31, 1995        destination   by origin         areas         origin       and taxes
----------------------      -------------  ------------   ------------   -----------    -----------
Switzerland (1)               $    31,992   $    89,495    $   133,583    $  223,078     $   10,516

Germany                           126,527       133,772         37,056       170,828         10,034

Other Europe                      215,230       192,557            776       193,333          1,665
                              -----------   -----------    -----------    ----------     ----------

Total Europe                      373,749       415,824        171,415       587,239         22,215

United States                     269,034       300,244         29,877       330,121         10,111

Other Americas                     56,628        33,204             64        33,268            939
                              -----------   -----------    -----------    ----------     ----------

Total Americas                    325,662       333,448         29,941       363,389         11,050

Asia and other                     69,725        19,864             75        19,939            238

Eliminations                           --            --       (201,431)     (201,431)        (2,553)
                              -----------   -----------    -----------    ----------     ----------

Totals                        $  769,136    $   739,136    $       --     $  769,136     $   30,950
                              ===========   ===========    ===========    ==========     ==========


                                                           Transfers                     Earnings
                                                            between       Total net       before
   Twelve months ended      Net sales by   Net sales      geographic      sales by       interest
    December 31, 1995        destination   by origin         areas         origin       and taxes     Total assets
----------------------      ------------   ------------   ------------   -----------    -----------   ------------

Switzerland (1)               $  41,820     $ 102,712      $  159,453     $  262,165     $    6,316     $ 593,955

Germany                         151,974       158,393          47,379        205,772         14,799       196,460

Other Europe                    247,802       228,939             799        229,738          2,080       123,431
                              ---------     ---------      ----------     ----------     ----------      ---------

Total Europe                    441,596       490,044         207,631        697,675         23,195       913,846

United States                   263,945       298,053          29,578        327,631          7,363       257,956

Other Americas                   52,966        32,732             131         32,863            950        14,474
                              ---------     ---------      ----------     ----------     ----------      ---------

Total Americas                  316,911       330,785          29,709        360,494          8,313       272,430

Asia and other                   91,908        29,586              97         29,683          2,331        31,777

Eliminations                         --            --        (237,437)      (237,437)         3,554      (493,959)
                              ---------     ---------      ----------     ----------     ----------      ---------

Totals                        $ 850,415     $ 850,415      $       --     $  850,415     $   37,393     $ 724,094
                              =========     =========      ==========     ==========     ==========      ========


                                 MT INVESTORS INC.


       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                     (in thousands unless otherwise stated)



20.  GEOGRAPHIC SEGMENT INFORMATION-(Continued)



                                                           Transfers                     Earnings
      For the period         Net sales                      between       Total net       before
    January 1, 1996 to           by       Net sales by    geographic      sales by     interest and
     October 14, 1996       destination      origin          areas         origin          taxes
----------------------      ------------   ------------   ------------   -----------    -----------
Switzerland (1)               $   32,282    $    74,303    $   126,423    $  200,726    $   17,229

Germany                           104,961       114,015         35,583       149,598         9,631

Other Europe                      186,823       171,061            840       171,901         1,928
                             ------------  ------------   ------------   -----------    ----------

Total Europe                      324,066       359,379        162,846       522,225        28,858

United States                     217,636       246,180         22,753       268,933         8,508

Other Americas                     47,473        25,925              3        25,928           618
                             ------------  ------------   ------------   -----------    ----------

Total Americas                    265,109       272,105         22,756       294,861         9,126

Asia and other                     73,046        30,737            265        31,002         1,241

Eliminations                           --            --       (185,867)     (185,867)       (3,408)
                             ------------  ------------   ------------   -----------    ----------

Totals                        $  662,221    $   662,221    $       --     $  662,221    $   35,817
                             ============  ============   ============   ===========    ==========



                                                           Transfers                     Earnings
      For the period         Net sales                      between       Total net       before
   October 15, 1996 to          by        Net sales by    geographic      sales by     interest and
    December 31, 1996       destination      origin          areas         origin          taxes      Total assets
----------------------      ------------  -------------   ------------   -----------   ------------   ------------
Switzerland (1)               $    8,415    $    15,892    $    39,570    $    55,462     $  (99,233)   $  432,387

Germany                           29,688         29,117         10,965         40,082         (5,209)      170,845

Other Europe                      58,598         59,688            485         60,173         (4,971)      126,063
                             -----------    -----------    -----------    -----------    -----------   -----------

Total Europe                      96,701        104,697         51,020        155,717       (109,413)      729,295

United States                     56,405         64,109          6,731         70,840        (32,519)      477,762

Other Americas                    13,436          7,371              3          7,374           (753)       17,730
                             -----------    -----------   ------------    -----------    -----------   -----------

Total Americas                    69,841         71,480          6,734         78,214        (33,327)      495,492

Asia and other                    20,370         10,735             28         10,763         (1,919)       48,245

Eliminations                          --             --        (57,782)       (57,782)           511      (501,144)
                             -----------    -----------   ------------    -----------    -----------   -----------
Totals                       $   186,912    $   186,912    $       --     $   186,912     $ (144,093)   $  771,888
                             ===========    ===========   ============    ===========    ===========   ===========

--------------------------
(1) Includes Corporate.

(2) The effect of non-recurring acquisition charges arising from in-process research and development projects ($114.1 million) and the revaluation of inventories to fair value ($32.2 million) by region are as follows:

Europe              $108,100
Americas              36,000
Asia/Rest of World     2,200





                       MT INVESTORS INC.

                   INTERIM CONSOLIDATED BALANCE SHEETS
                  December 31, 1996 and March 31, 1997
                  (in thousands, except per share data)







                                                                  Successor           Successor
                                                                 December 31,         March 31,
                                                                     1996               1997
                                                                                     (unaudited)
                                                                 ------------        -----------
                                ASSETS
Current assets:
    Cash and cash equivalents                                       $ 60,696           $ 40,599
    Trade accounts receivable, net                                   151,161            152,196
    Inventories                                                      102,526            104,474
    Deferred taxes                                                     7,565              8,026
    Other current assets                                              17,268             17,868
                                                                     =======            =======
       Total current assets                                          339,216            323,163
                                                                     -------            -------
Property, plant and equipment, net                                   255,292            238,219
Excess of cost over net assets acquired, net                         135,490            132,400
Long-term deferred taxes                                               3,916              3,720
Other assets                                                          37,974             31,389
                                                                    --------           --------
       Total assets                                                 $771,888           $728,891
                                                                    ========           ========



                        MT INVESTORS INC.



       INTERIM CONSOLIDATED BALANCE SHEETS - (continued)
             December 31, 1996 and March 31, 1997
       (in thousands, except per share data)





                                                                          Successor          Successor
                                                                         December 31,         March 31,
                                                                             1996                1997
                                                                                             (unaudited)
                                                                         ----------          ----------
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                                                  $ 32,797          $ 29,888
    Accrued and other liabilities                                            115,314           126,949
    Taxes payable                                                             17,580            16,363
    Deferred taxes                                                             9,132             8,630
    Bank and other loans                                                      80,446            54,754
                                                                            --------          --------
       Total current liabilities                                             255,269           236,584
Long-term debt due to third parties                                          373,758           365,369
Long-term deferred taxes                                                      30,467            28,273
Other long-term liabilities                                                   96,810            92,177
                                                                            --------          --------
       Total liabilities                                                     756,304           722,403
                                                                            ========          ========
Minority interest                                                              3,158             3,506
Shareholders' equity:
    Common stock, $0.01 par value per share:
       Class A non-voting, authorized
           2,233,117 shares; issued 1,899,779 at December 31, 1996 and            19                19
           March 31, 1997
       Class B voting, authorized 1,000 shares; issued
           1,000 at December 31, 1996 and March 31, 1997                           1                 1
       Class C non-voting, authorized
           541,859 shares; issued 537,735 at December 31, 1996 and                 5                 5
           March 31, 1997
    Additional paid-in capital                                               188,084           188,084
    Accumulated deficit                                                     (159,046)         (160,168)
    Currency translation adjustment                                          (16,637)          (24,959)
                                                                            --------          --------
       Total shareholders' equity                                             12,426             2,982
                                                                            --------          --------
Total liabilities and shareholders' equity                                  $771,888          $728,891
                                                                            ========          ========



  See the accompanying notes to the interim consolidated financial statements



                        MT INVESTORS INC.



             INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
             Three months ended March 31, 1996 and 1997
               (in thousands, except per share data)




                                                                Predecessor          Successor
                                                                  March 31,           March 31,
                                                                     1996               1997
                                                                 (unaudited)        (unaudited)
                                                                 -----------        ----------
Net sales                                                          $201,373          $197,402
Cost of sales                                                       120,979           114,120

    Gross profit                                                     80,394            83,282
                                                                   --------          --------

Research and development                                             12,452            10,832
Selling, general and administrative                                  61,479            60,193
Amortization                                                            671             1,157
Other charges, net                                                       --                11
                                                                   --------          --------
    Earnings before interest
       and taxes                                                      5,792            11,089
Interest expense                                                      4,537             9,446
Financial expense (income), net                                        (396)            3,743
                                                                   --------          --------
    Earnings (loss) before taxes and
       minority interest                                              1,651            (2,100)
Provision for taxes                                                     648            (1,087)
Minority interest                                                        74               109

    Net earnings (loss)                                             $   929          $ (1,122)
                                                                   ========          =========

Loss per common share:
    Weighted average number
       of common shares                                                  --         2,438,514
                                                                   ========         =========
    Loss per common share                                                --            $(0.46)
                                                                   ========         =========





     See the accompanying notes to the interim consolidated financial statements



                           MT INVESTORS INC.



INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS / SHAREHOLDERS' EQUITY
                  Three months ended March 31, 1996 and 1997
                          (in thousands)



                                                               Predecessor
                                                 ---------------------------------
                                                 Three months ended March 31, 1996
                                                 ---------------------------------
                                                                 Currency
                                                Capital         Translation
                                               Employed         Adjustment         Total
                                               --------         -----------        --------
Net assets at January 1, 1996                   $162,604          $30,650          $193,254
Capital transactions with Ciba and affiliates      1,330               --             1,330
Net earnings                                         929               --               929
Change in currency translation adjustment             --           (3,489)           (3,489)
                                               ---------        ----------         --------
Net assets at March 31, 1996                    $164,863          $27,161          $192,024
                                               =========        ==========         ========


==========================================================================

==========================================================================

                          MT INVESTORS INC.




  INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS/SHAREHOLDERS'
                           EQUITY - (continued)
                Three months ended March 31, 1996 and 1997
                   (in thousands, except per share data)


                                                                            Successor
                              ----------------------------------------------------------------------------------------------------
                                                                Three months ended March 31, 1997
                              ----------------------------------------------------------------------------------------------------
                                                    Common Stock                          Additional            Currency
                                    Class A           Class B           Class C        Paid-in    Accumulated  Translation
                                 Shares  Amount   Shares   Amount   Shares   Amount    Capital      Deficit    Adjustment    Total
Balance at December 31, 1996  1,899,779  $   19    1,000   $  1     537,735   $   5    $ 188,084  $ (159,046)  $ (16,637)  $12,426

Net loss                             --      --       --     --          --      --           --      (1,122)         --    (1,122)

Change in currency
  translation adjustment             --      --       --     --          --      --           --          --      (8,322)   (8,322)
                              ---------   -----    -----  -----     -------   -----    ---------  ----------      -------    ------

Balance at March 31, 1997     1,899,779   $  19    1,000   $  1     537,735   $   5    $ 188,084  $ (160,168)    (24,959)  $ 2,982
                              =========   =====    =====  =====     =======  ======    =========  ===========    ========  =======



   See the accompanying notes to the interim consolidated financial statements




                     MT INVESTORS INC.

       INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
         Three months ended March 31, 1996 and 1997
                      (in thousands)


                                                                   Predecessor      Successor
                                                                    March 31,         March 31,
                                                                      1996              1997
                                                                   (unaudited)      (unaudited)
                                                                   -----------      ------------
Cash flows from operating activities:
  Net earnings (loss)                                                    $929           $(1,122)
  Adjustments to reconcile net
     earnings (loss) to net cash
     provided by operating activities:
        Depreciation                                                    6,559             5,821
        Amortization                                                      671             1,157
        Net gain on disposal of long-term assets                         (202)              (53)
        Deferred taxes                                                   (807)           (1,446)
        Minority interest                                                  74               109
         Increase (decrease) in cash resulting from changes in:
          Trade accounts receivable, net                               (3,176)           (8,557)
          Inventories                                                    (684)           (7,819)
          Other current assets                                         (2,690)           (2,405)
          Trade accounts payable                                          588            (1,436)
          Accruals and other liabilities, net                           9,860            23,832
                                                                   ----------       -----------
              Net cash provided by operating activities                11,122             8,081
                                                                   ==========       ===========
Cash flows from investing activities:
  Proceeds from sale of property,
     plant and equipment                                                  179               431
  Purchase of property, plant and equipment                            (4,099)           (3,063)
  Investments in other long term assets, net                             (123)              (98)
                                                                   ----------       -----------
              Net cash used in investing activities                    (4,043)           (2,730)
                                                                   ==========       ===========
Cash flows from financing activities:
  Borrowings of third party debt                                        1,643             1,055
  Repayments of third party debt                                            -           (23,160)
  Ciba and affiliates repayments                                      (12,748)               --
  Capital transactions with Ciba and affiliates                        (2,865)               --
                                                                   ----------       -----------
              Net cash used in financing activities                   (13,970)          (22,105)
                                                                   ==========       ===========
Effect of exchange rate changes
  on cash and cash equivalents                                         (1,524)           (3,343)

     Net decrease in cash and cash equivalents (8,415) (20,097) Cash and cash equivalents: Beginning of period 41,402 60,696
                                                                   ----------       -----------
     End of period                                                    $32,987           $40,599
                                                                   ==========       ===========



     See the accompanying notes to the interim consolidated financial statements



                        MT INVESTORS INC.



       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
          (in thousands of dollars unless otherwise stated)



1.    BASIS OF PRESENTATION



     The accompanying interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles on a basis which reflects the interim consolidated financial statements of MT Investors Inc. ("MT Investors"). MT Investors was incorporated by AEA Investors Inc. ("AEA") in December 1991. It was recapitalized to effect the acquisition (the "Acquisition") of the Mettler-Toledo Group from Ciba-Geigy AG ("Ciba") and its wholly owned subsidiary, AG fr Prezisionsinstrumente ("AGP"). Pursuant to the terms of a stock purchase agreement dated April 2, 1996 between MT Investors, AGP and Ciba, on October 15, 1996 MT Investors acquired the Mettler-Toledo Group in a business combination accounted for as a purchase. Between the date of formation and October 15, 1996, MT Investors had no substantive operations.



     In the accompanying interim consolidated financial statements the terms "Mettler-Toledo" or the "Company" when used in situations pertaining to periods prior to October 15, 1996 refer to the combined group of businesses sold by Ciba and when used in situations pertaining to periods subsequent to October 15, 1996 refer to MT Investors and its consolidated subsidiaries. The combined historical financial information of the business acquired from Ciba prior to the Acquisition on October 15, 1996 are referred to as "Predecessor" while the consolidated financial information of the Company subsequent to the date of the Acquisition are referred to as "Successor". Because of purchase price accounting for the Acquisition and the additional interest expense from debt incurred to finance the Acquisition, the accompanying interim financial statements of the Successor are not directly comparable to those of the Predecessor.



     The accompanying interim consolidated financial statements of the Company have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The accompanying interim consolidated financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 should be read in conjunction with the December 31, 1995 and 1996 Audited Consolidated Financial Statements and the notes thereto included elsewhere is this Registration statement.



     The accompanying unaudited interim consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results of the interim periods presented. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997.



2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



Business



     Mettler-Toledo is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also manufactures and sells certain related laboratory measurement instruments. The Company manufacturing facilities are located in Switzerland, the United States, Germany and China.



Inventories



     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using either the first in, first out (FIFO) or weighted average cost method. Two companies in the U.S. use the last in, first out (LIFO) cost method.



                     MT INVESTORS INC.



         NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (in thousands of dollars unless otherwise stated)




2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -  (Continued)


Inventories  -  (Continued)

Inventories consisted of the following at December 31, 1996 and March 31, 1997:


                                           December 31,      March 31,
                                              1996              1997
                                         ---------------   ---------------
       Raw materials and parts                $41,015           $38,795
       Work in progress                        31,534            33,263
       Finished goods                          29,982            32,433
                                         ------------      ------------

                                              102,531           104,491
       LIFO reserve
                                                   (5)              (17)
                                         ------------      ------------

                                             $102,526          $104,474
                                         ============      ============




3.   SUBSEQUENT EVENT



     On May 30, 1997, the Company acquired Safeline Limited ("Safeline") for approximately $100 million, subject to future adjustment, plus up to an additional $10 million for a contingent earnout payment. Safeline, based in Manchester, U.K., is the world's leading supplier of metal detection systems. The acquisition was financial by amounts provided under the Amended and Restated Credit Agreement and approximately $20 million in loan notes retained by the sellers.



                                                            Schedule I

Schedule I - Condensed Financial Information of Registrant

                     MT INVESTORS INC.

                      BALANCE SHEET
           (in thousands, except per share data)


                                                          December 31,
                                                             1996
                                                             ----
               ASSETS
Current assets:
    Cash and cash equivalents                             $        1
                                                          ----------
       Total current assets                                        1
Investment in Mettler-Toledo Holding Inc.                     29,062
                                                          ----------
       Total assets                                       $   29,063
                                                          ==========

               LIABILITIES AND SHAREHOLDERS' EQUITY

Shareholders' equity:
    Common stock, $0.01 par value per share:
       Class A non-voting, authorized
          2,233,117 shares; issued 1,899,779               $      19
       Class B voting, authorized 1,000 shares; issued
          1,000                                                    1
       Class C non-voting, authorized
          541,859 shares; issued 537,735                           5
    Additional paid-in capital                               188,084
    Accumulated deficit                                     (159,046)
                                                          ----------
       Total shareholders' equity                             29,063
                                                          ----------
Total liabilities and shareholders' equity                $   29,063
                                                          ==========




       See the accompanying notes to the financial statements


                      MT INVESTORS INC.

                 STATEMENT OF OPERATIONS
         (in thousands, except per share data)




                                                   For the period
                                                   October 15, 1996
                                                   to December 31,
                                                       1996
                                                       ----
Equity in loss of Mettler-Toledo Holding Inc.      $ (159,046)
                                                   ==========

    Net loss                                       $ (159,046)
                                                   ==========
Loss per common share:
    Weighted average number
       of common shares                               499,165

    Loss per common share                          $  (318.62)
                                                   ==========





  See the accompanying notes to the financial statements



                          MT INVESTORS INC.

            STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                (in thousands, except per share data)





                                  For the period from October 15, 1996 to December 31, 1996
                              ----------------------------------------------------------------------------------------------

                                                   Common Stock                                      Additional
                             -------------------------------------------------------
                                    Class A           Class B            Class C        Paid-in      Accumulated
                             -------------------  ----------------  ----------------
                               Shares    Amount   Shares    Amount   Shares   Amount    Capital        Deficit       Total
                             ---------   -------  -------   ------  -------   ------    --------     ----------    ---------
Balance at October 15, 1996     --       $ --      1,000       $1       --     $ --      $    --        $  --      $       1

New Issuance of shares       1,899,779     19        --       --    537,735       5      188,084           --        188,108

Net loss                        --         --        --       --       --        --           --       (159,046)    (159,046)


                             ---------   ----     ------    -----   -------   -----     --------     ----------    ---------
Balance at December 31, 1996 1,899,779    $19      1,000       $1   537,735     $ 5     $188,084      $(159,046)   $  29,063
                             =========   ====     ======    =====   =======   =====     ========     ==========    =========


     See the accompanying notes to the financial statements


                     MT INVESTORS INC.

                  STATEMENT OF CASH FLOWS
                      (in thousands)

                                                                For the period
                                                               October 15, 1996
                                                                to December 31,
                                                                     1996
                                                                  ----------
Cash flows from operating activities:
  Net loss                                                     $     (159,046)
     Adjustments to reconcile net
        loss to net cash provided
        by operating activities:
          Equity in loss of Mettler-Toledo Holding Inc.               159,046
                                                                 ------------
             Net cash provided by operating activities                      -
                                                                 ------------
Cash flows from investing activities:
  Investments in Mettler-Toledo Holding Inc.                         (188,108)
                                                                 ------------
             Net cash used in investing activities                   (188,108)
                                                                 ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock                              188,108
                                                                 ------------
             Net cash provided by financing activities                188,108
                                                                 ------------
Net change in cash and cash equivalents                                     -
Cash and cash equivalents:
  Beginning of period                                                       1
                                                                 ------------
  End of period                                                  $          1
                                                                 ============


  See the accompanying notes to the financial statements


                     MT INVESTORS INC.

            NOTES TO THE FINANCIAL STATEMENTS
         (in thousands unless otherwise stated)



1.   BASIS OF PRESENTATION AND ACQUISITION

     MT Investors Inc. ("MT Investors") was incorporated by AEA Investors Inc. ("AEA") in December 1991. It was recapitalized to effect the acquisition of the Mettler-Toledo Group from Ciba-Geigy AG ("Ciba") and its wholly owned subsidiary, AG fr Prezisionsinstrumente ("AGP"). Pursuant to the terms of a stock purchase agreement dated April 2, 1996 between MT Investors, AGP and Ciba, on October 15, 1996 MT Investors acquired the Mettler-Toledo Group in a transaction accounted for as a purchase. Between the date of formation and October 15, 1996, MT Investors has no substantive operations.

     The accompanying financial statements have been prepared in accordance with United Sates generally accepted accounting principles.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents
     Cash and cash equivalents include highly liquid investments with original maturity dates of three months or less.

     Investment
     The Company accounts for its investment in Mettler-Toledo
Holding Inc. under the equity method of accounting.

     Stock Based Compensation
     The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plan.

     Earnings per Common Share Earnings per common share has been computed using the weighted average number of outstanding common shares during the period.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." The Company has yet to determine the effect of this statement on its earnings per share.

     Use of Estimates The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.



                      MT INVESTORS INC.

         NOTES TO THE FINANCIAL STATEMENTS-(Continued)
            (in thousands unless otherwise stated)



3.   SHAREHOLDERS' EQUITY

     The authorized capital stock of the Company consists of 2,775,976 shares of Common Stock, $.01 par value of which 2,233,117 shares are designated as Class A Common Stock, 1,000 shares are designated Class B Common Stock and 541,859 shares are designated Class C Common Stock. As of December 31, 1996, the Company had outstanding 1,899,779 shares of Class A Common Stock, 1,000 shares of Class B Common Stock and 537,735 shares of Class C Common Stock. Additionally, 333,117 shares of Class A Common Stock are reserved for the Company's stock option plan (See Note 4).

     Holders of the Company's common stock have no preemptive, subscription or redemption rights. Except as described below, the Company's three classes of common stock have identical rights under the Company's Certificate of Incorporation and By-Laws.

     Dividends or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company or not paid out of the current and accumulated earnings and profits shall be paid in the following manner. First, exclusively to the holders of the shares of Class A Common Stock, ratably to each such holder, until the sum of all dividends and distributions to each holder of Class A Common Stock equals $100 for each share of Class A Common Stock held by such holder. After each holder of shares of Class A Common Stock shall have received dividends and distributions totaling $100, then exclusively to the holders of the shares of Class B Common and Class C Common Stock ratably to each such holder until the sum of all dividends and distributions to each holder of Class B Common Stock and/or Class C Common Stock equals $100 for each share of Class B Common Stock and/or Class C Common Stock held by such holder. After each holder of Class B Common Stock and Class C Common Stock shall have received such dividends and distributions, then to all holders of Class A Common Stock, Class B Common Stock and/or Class C Common Stock, ratably to each holder of such shares.

     Class A and C Common Stock shareholders have no voting rights.


4.   STOCK OPTION PLAN

     Effective October 15, 1996, MT Investors adopted a stock option plan to provide certain key employees and/or directors of the Company additional incentive to join and/or remain in the service of the Company as well as to maintain and enhance the long-term performance and profitability of the Company. The plan reserves 333,117 shares of Class A non-voting common stock of MT Investors.

     Under the terms of the plan, options granted shall be nonqualified and the exercise price, as determined by the committee, shall not be less than 100% of the fair market value of the share of such common stock on the date of grant. Options may not be exercised until the fifth anniversary of the date of grant, subject to certain acceleration clauses.



                      MT INVESTORS INC.

         NOTES TO THE FINANCIAL STATEMENTS-(Continued)
            (in thousands unless otherwise stated)


4.   STOCK OPTION PLAN-(Continued)

      Stock option activity is shown below (per share average option price amounts in whole dollars):

                                                           Option Price
                                                        -------------------
                                           Number       Per Share     Total
                                          of Shares       Average     Price
                                          ---------     ---------     -----
Granted during the period October 15,
  1996 to December 31, 1996                 278,988       $100.00   $27,899
Exercised                                        --            --        --
Forfeited                                        --            --        --
                                          ---------     ---------   -------
Outstanding at December 31, 1996            278,988       $100.00   $27,899
                                          ---------     ---------   -------
Shares exerciseable at
 December 31, 1996                               --       $    --   $    --
                                          =========     =========   =======

     The Company applies Accounting Standards Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plan as all options have been issued at fair market value. The Company's net loss for the period October 15, 1996 to December 31, 1996 would not have been materially different had compensation cost been determined consistent with Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation".


                                                                     Schedule II


Schedule II- Valuation and Qualifying Accounts

--------------------------- ------------------ ----------------------------- ------------- ------------
     Column A                  Column B                 Column C               Column D     Column E
--------------------------- ------------------ ----------------------------- ------------- ------------
                                                        Additions
                                               -----------------------------

                                                  (1)              (2)
                               Balance at       Charged        Charged to
                              the beginning     to costs      other accounts                 Balance at
                                                  and                          Deductions     end  of
    Description                of period        expenses        describe        describe       period

--------------------------- ------------------ ------------- ---------------- ------------ ------------
Accounts Receivable-								 Note A
     allowance for
     doubtful
     accounts:

     For the period
       October 15, 1996
       to December 31,           $9,429             $97                --         $1,138       $8,388
         1996

     For the period
       January 1, 1996
       to October 14,
         1996                     9,292             370                --            233        9,429

     Year ended
       December 31,
       1995                       7,411           3,287                --          1,406        9,292
       1994                       5,926           2,342                --            857        7,411

--------------------------- ------------- ------------------ -------------------- -------- ------------

Note A
Represents excess of uncollectable balances written off over recoveries of accounts previously written off. Additionally, amounts are net of foreign currency translation effect of $(462), $(409), $(375) and $(159) for the years ended 1994 and 1995 and for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996, respectively.